PRELIMINARY COPY DATED OCTOBER 2, 2020 – SUBJECT TO COMPLETION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Consent Revocation Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TESSCO Technologies Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY DATED OCTOBER 2, 2020 – SUBJECT TO COMPLETION

TESSCO TECHNOLOGIES INCORPORATED

October [●], 2020

Dear Shareholder:

The Board of Directors (the “Board”) and the management team of TESSCO Technologies Incorporated. (“Tessco”) are committed to implementing Tessco’s strategic plan and to delivering significant value and returns to its shareholders. This letter and the accompanying materials contain important information regarding your investment in Tessco and a decision you will need to make regarding your shares.

As you may know, Robert B. Barnhill Jr., founder, former CEO and chairman and current member of the Board is now soliciting your written consent to remove, without cause, five members of the Board and to replace them with four handpicked nominees, which would result in Mr. Barnhill and his nominees comprising five of the seven members of the Board. Mr. Barnhill also seeks your consent to implement certain changes to our bylaws related to his campaign.

The Board strongly believes that Mr. Barnhill’s actions are not in the best interests of Tessco and its shareholders, and unanimously recommends that you do not consent to Barnhill’s proposals. You should read the following Consent Revocation Statement carefully, including the section entitled “Reasons to Reject the Barnhill Proposals,” because it contains important information about why you should reject Barnhill’s efforts to remove and replace more than half of Tessco’s directors and to implement certain related changes to our bylaws. We ask shareholders to carefully consider the impact that Barnhill’s consent solicitation could have on the long-term value of your shares.

You can reject Barnhill’s efforts to remove five of the eight members of Tessco’s Board and to replace them with four handpicked nominees by completing, signing, dating and mailing the enclosed GREEN Consent Revocation Card. If you have already executed and mailed Barnhill’s white consent card, we urge you to revoke that consent by completing, signing, dating and mailing the enclosed GREEN Consent Revocation Card. Regardless of the number of shares of Tessco common stock that you own, your revocation of consent is important. PLEASE ACT TODAY AND MAKE YOUR VOICE HEARD REGARDING THE FUTURE OF YOUR COMPANY.

Thank you for your consideration and your continuing support of our company.

Sincerely,

John D. Beletic

Chairman of the Board

If you have any questions about giving your consent revocation or require assistance, please call:

Innisfree M&A Incorporated
Shareholders may call toll-free: (877) 800-5195
Banks and Brokers may call collect: (212) 750-5833

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PRELIMINARY COPY DATED OCTOBER 2, 2020 – SUBJECT TO COMPLETION

TESSCO TECHNOLOGIES INCORPORATED

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF TESSCO TECHNOLOGIES INCORPORATED

IN OPPOSITION TO A CONSENT SOLICITATION BY ROBERT B. BARNHILL, JR.

October [●], 2020

This consent revocation statement (including the annex attached hereto, this “Consent Revocation Statement”) and the enclosed GREEN Consent Revocation Card are being furnished by the Board of Directors (the “Board”) of TESSCO Technologies Incorporated, a Delaware corporation (the “Company” or “Tessco”), to the holders as of the Record Date (as defined below) of outstanding shares of the Company’s common stock, par value $0.01 per share (the “Tessco Common Stock”), in connection with the Board’s opposition to the solicitation of written consents from the Company’s shareholders (the “Barnhill Consent Solicitation”) by Robert B. Barnhill, Jr. and certain other participants (collectively “Barnhill”). This Consent Revocation Statement and the enclosed GREEN Consent Revocation Card are first being mailed to shareholders on or about October [●], 2020.

The primary purpose of the Barnhill Consent Solicitation is to replace five of the eight directors that you duly elected less than three months ago with a slate of nominees chosen by Barnhill (the “Barnhill Nominees”). Barnhill proposes to effect this by soliciting your written consent to four proposals, each of which is described in this Consent Revocation Statement.

A consent in favor of Barnhill’s proposals would be a consent to replace five of the Board’s eight directors with the Barnhill Nominees, who would then comprise a majority of the Board.

YOUR BOARD OPPOSES THE BARNHILL CONSENT SOLICITATION AND URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY BARNHILL BUT INSTEAD TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED GREEN CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

The record date for purposes of determining shareholders entitled to give their written consent to the Barnhill Proposals is the close of business on [●], 2020 (the “Record Date”). Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Barnhill Consent Solicitation.

As of the Record Date, there were [●] shares of Tessco Common Stock outstanding, each of which is entitled to one vote on each of the Barnhill Proposals (as defined below). None of the Barnhill Proposals will be effective unless the delivery of the written consents complies with the Sixth Amended and Restated Bylaws of the Company, as amended (the “Bylaws”) and with Section 228(c) of the Delaware General Corporation Law (“DGCL”). For the Barnhill Proposals to be effective under Delaware law and the Bylaws, properly completed and unrevoked written consents from holders of record representing at least a majority of the shares of Tessco Common Stock outstanding as of the close of business on the Record Date must be delivered to the Company on any date within 60 days of the earliest dated written consent delivered to the Company. Because the Barnhill proposals could become effective before the expiration of the 60-day period discussed above, we urge you to act promptly and return the green consent revocation card today.

If you have previously signed and returned Barnhill’s white consent card, you have every right to change your decision and revoke your consent prior to the time those consents become effective. Whether or not you have signed the white consent card, we urge you to mark the “REVOKE MY CONSENT” boxes on the enclosed GREEN Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to return the enclosed GREEN Consent Revocation Card. PLEASE ACT TODAY AND MAKE YOUR VOICE HEARD REGARDING THE FUTURE OF YOUR COMPANY.

If you have any questions about giving your consent revocation or require assistance, please call:

Innisfree M&A Incorporated
Shareholders may call toll-free: (877) 800-5195
Banks and Brokers may call collect: (212) 750-5833

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF CONSENT REVOCATION MATERIALS

Copies of the Consent Revocation Statement and any other consent solicitation materials provided by the Company are available without charge on our website at https://ir.tessco.com/overview/default.aspx. Information on our website does not constitute part of the Company’s consent revocation materials.

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QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

YOUR BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY BARNHILL, BUT INSTEAD TO COMPLETE, SIGN AND RETURN THE GREEN CONSENT REVOCATION CARD INCLUDED WITH THIS CONSENT REVOCATION STATEMENT.

If you have previously signed and returned Barnhill’s white consent card, you have every right to change your decision and revoke your consent prior to the date the consents become effective. Whether or not you have signed the white consent card, we urge you to mark the “REVOKE MY CONSENT” boxes on the enclosed GREEN Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Please act today and make your voice heard regarding the future of your company.

Q:	Why Am I Receiving This Consent Revocation Statement?

A:	Barnhill is soliciting consents from Tessco shareholders to (i) remove, without cause, the following five members of the Board: John D. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer, (ii) elect Barnhill’s four hand-picked nominees to serve on the Board: Emily Kellum (Kelly) Boss, J. Timothy Bryan, John W. Diercksen and Kathleen McLean, and (iii) implement certain other corporate actions related to the Bylaws (collectively, the “Barnhill Proposals”).

You are receiving this Consent Revocation Statement as a shareholder of Tessco as of the Record Date for the Barnhill Consent Solicitation. As further described below, you should complete, sign, date and deliver the enclosed GREEN Revocation Card, by mail, if you wish to:

1.	revoke any consent that you may have delivered or caused to be delivered to approve the Barnhill Proposals; or

2.	express your opposition to the Barnhill Proposals, even if you have not delivered a white consent card.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent card you may receive from Barnhill. Instead, you can reject the solicitation efforts of Barnhill and revoke your consent by promptly completing, signing, dating and mailing the enclosed GREEN Consent Revocation Card using the postage-paid envelope provided.

Q:	Who Is Conducting This Solicitation for Consent Revocation?

A:	Tessco’s Board of Directors.

Q:	What Are We Asking You to Do?

A:	You are being asked to revoke any consent that you may have delivered in favor of the Barnhill Proposals described in the Barnhill Consent Solicitation Statement and, by doing so, preserve the current composition of your Board, which will continue to act in your best interests, so as to permit your validly elected directors to continue with the previously announced board refreshment process. If you have not previously submitted a consent, the Board recommends that you do not sign any white consent card sent to you by Barnhill.

You may revoke a previously submitted consent and express your opposition to the Barnhill Proposals (regardless of whether you have previously submitted a consent) by completing, signing, dating and delivering the enclosed GREEN Consent Revocation Card by mail using the postage-paid envelope provided. By checking “REVOKE MY CONSENT” and signing, dating and delivering the GREEN Consent Revocation Card, you will be revoking (or instructing your nominee to revoke) any consent previously delivered to Barnhill. You will also be authorizing Tessco to act on your behalf to take any steps necessary to ensure that such revocation is properly executed. Your revocation, if any, will be executed in accordance with the instructions specified on the GREEN Consent Revocation Card.

Please be aware that if you sign a GREEN Consent Revocation Card but do not check any of the boxes on the card, you will be treated as having revoked any prior consent to all of the Barnhill Proposals except that you will not be treated as having revoked your consent to removal of any director or election of any director whose name is written in the space provided in the GREEN Consent Revocation Card.

Q:	Why Should I Oppose Barnhill’s Efforts to Replace the Majority of the Board?

A:	Your Board has determined that the Barnhill Proposals are not in the best interests of the Company’s shareholders and that shareholders should reject these proposals. Each of the five directors that Barnhill is seeking to remove, John D. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer, brings valuable experience and expertise to your Board and were validly elected to the Board less than three months ago. The biographical information of each director, including their experience, qualifications, attributes and skills, led to our Board’s recommendation that each should serve as a member of the Tessco Board. For more information on each director’s background, please see “Information about the Current Directors of the Company” on page [●] of this Consent Revocation Statement.

Since retiring as Tessco’s Chief Executive Officer in 2016, Mr. Barnhill continued to serve as Chairman of the Board until August 7, 2020, a period over which Mr. Barnhill now criticizes the Company’s performance. Mr. Barnhill also filed an amendment to his Schedule 13D on March 20, 2020 indicating his intent to take the Company private and acquire all of the outstanding shares of Common Stock that Mr. Barnhill did not already own. The Board does not believe that having Mr. Barnhill and his handpicked nominees representing five of the seven seats on the Board is in the best interests of Tessco or its shareholders. Rather, the Board believes that shareholder interests would be best served by allowing your validly elected directors to continue implementing Tessco’s strategic priorities and by permitting the previously announced board refreshment process to continue.

As a result, your Board opposes the solicitation by Barnhill and urges shareholders to reject the solicitation and revoke any consent previously submitted. For more information on the Board’s reasons and recommendations, please see “Reasons to Reject the Barnhill Proposals” on page [●] of this Consent Revocation Statement.

Q:	What Happens if the Barnhill Proposals Pass?

A:	If unrevoked consents representing a majority of the Tessco Common Stock outstanding as of the Record Date are delivered to us by [●], 2020, four of the eight current members of your Board would be replaced with the Barnhill Nominees and one additional current member removed. As a result, Mr. Barnhill and his nominees would comprise five of the seven members of the Board. In addition, the Bylaws would be amended to repeal the most recent amendment approved by your Board.

Q:	If I Have Already Delivered a Consent, Is It Too Late for Me To Change My Mind?

A:	No. You have every right to revoke your consent by delivering a GREEN Consent Revocation Card at any time until the consents become effective. The consents will not become effective unless and until valid and unrevoked consents of record holders of at least a majority of the outstanding shares of Tessco Common Stock as of the Record Date are received by our Corporate Secretary prior to [●], 2020, the deadline for the Barnhill Consent Solicitation under Delaware law.

Q:	What Should I Do to Revoke My Consent?

A:	Mark the “REVOKE MY CONSENT” boxes next to each proposal listed on the enclosed GREEN Consent Revocation Card. Then, sign, date and return the GREEN Consent Revocation Card in the postage-paid envelope provided. It is important that you date the GREEN Consent Revocation Card when you sign it.

If you beneficially own shares of Tessco Common Stock (but are not a record holder), including because your shares are held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you should contact such broker, bank or financial institution and instruct such person to execute the GREEN Consent Revocation Card on your behalf in order to revoke any previously delivered consent with respect to your shares. Your broker, bank or financial institution may also permit you to revoke your consent by completing, signing, dating and delivering the enclosed GREEN Consent Revocation Card in the postage-paid envelope provided. By checking “REVOKE MY CONSENT” and signing, dating and delivering the GREEN Consent Revocation Card, you will be instructing your broker, bank, financial institution or other nominee holder to act on your behalf to take any steps necessary to ensure that a revocation is properly executed on your behalf. You will also be authorizing Tessco to act on your behalf to take any steps necessary to ensure that such revocation is properly executed. Your revocation, if any, will be executed in accordance with the instructions specified on the GREEN Consent Revocation Card.

Q:	What Is the Effect of Delivering a GREEN Consent Revocation Card?

A:	Marking “REVOKE MY CONSENT” on the enclosed GREEN Consent Revocation Card for a Barnhill Proposal will have the effect of revoking any prior consent to such Barnhill Proposal. Marking “DO NOT REVOKE MY CONSENT” will have no effect on any earlier dated consent that you may have delivered to Barnhill with respect to such Barnhill Proposal or, if you have not previously delivered a consent to Barnhill consenting to such Barnhill Proposal, will have no effect on the outcome of the consent solicitation. Marking “ABSTAIN” on the GREEN Consent Revocation Card for a Barnhill Proposal will be treated as an abstention on such Barnhill Proposal. The approval of the Barnhill Proposals requires the unrevoked consent to take the proposed actions of record holders of at least a majority of the outstanding shares of Tessco Common Stock as of the Record Date under Delaware law. An abstention with respect to a Barnhill Proposal would not be considered a consent to take the proposed action, and therefore an abstention on the GREEN Consent Revocation Card would have the effect of revoking any previously delivered consent.

If the GREEN Consent Revocation Card is properly dated, signed and returned, it will be voted in accordance with your instructions. If no direction is made with respect to any Barnhill Proposal or all Barnhill Proposals, by signing and dating the GREEN Consent Revocation Card, you will be treated as having revoked your consent with respect to each Barnhill Proposal where no instruction was given, in accordance with the recommendations of the Board of Directors of the Company, except that you will not be deemed to have revoked your consent to the removal of any director, or the election of any director, whose name is written in the space provided on the GREEN Consent Revocation Card for Barnhill Proposals 1 and 2.

Even if you have not submitted a consent, we urge you to submit a GREEN Consent Revocation Card because it will help us keep track of the progress of the consent solicitation process.

Q:	What Happens if I Do Nothing?

A:	If you do not send in any consent that Barnhill may send you and do not return the enclosed GREEN Consent Revocation Card, you will effectively be declining to give your consent to the Barnhill Proposals.

Q:	If I Submit a GREEN Consent Revocation Card Revoking My Consent, Can I Subsequently Revoke Such Consent Revocation?

A:	If you change your mind after submitting a Consent Revocation on the enclosed GREEN Consent Revocation Card, you can submit a later dated consent to Barnhill thereafter so long as such consent is submitted during the solicitation period for the Barnhill Consent Solicitation. Delivery of a later dated consent would have the effect of revoking the earlier dated consent revocation.

Q:	Who Is Entitled to Consent, Withhold Consent or Revoke a Previously Given Consent with Respect to the Barnhill Proposals?

A:	In accordance with Delaware law and the Bylaws, the Record Date for the determination of the Company shareholders who are entitled to execute, withhold or revoke consents in connection with the Barnhill Consent Solicitation is [●], 2020. Only shareholders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Barnhill Proposals.

Q:	Who Should I Contact if I Have Questions About the Solicitation?

A:	Please contact Innisfree M&A Incorporated, the firm assisting us in soliciting the revocation of consents:

Innisfree M&A Incorporated
Shareholders may call toll-free: (877) 800-5195
Banks and Brokers may call collect: (212) 750-5833

DESCRIPTION OF THE BARNHILL CONSENT SOLICITATION

As set forth in its consent solicitation materials filed with the Securities and Exchange Commission (the “SEC”), Barnhill is soliciting consents in favor of the following proposals:

Barnhill Proposal		Recommendation of the Board
1.	Remove the following five members of the Board (and any other person or persons, other than those elected by this Consent Solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship on or after [ ] and prior to the time that any of the actions proposed to be taken by this Consent Solicitation become effective): John D. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer (“Proposal 1,” or the “Removal Proposal”).	AGAINST

2.	Elect Emily Kellum (Kelly) Boss, J. Timothy Bryan, John W. Diercksen and Kathleen McLean to fill any vacancies on the Board (including any vacancy resulting from Proposal 1 and any vacancy created by the resignation of any directors for whom removal is sought) and serve as directors of the Company until the next annual meeting of shareholders and until their successors are duly elected and qualify (“Proposal 2,” or the “Election Proposal”).	AGAINST

3.	Repeal any provision of the Sixth Amended and Restated By-Laws of the Company, as amended by the First Amendment dated July 21, 2011, the Second Amendment dated March 29, 2016 and the Third Amendment dated August 7, 2020 (the “Bylaws”), in effect immediately prior to the time this proposal becomes effective that was adopted after August 7, 2020 without the approval of shareholders (“Proposal 3,” or the “Bylaw Restoration Proposal”).	AGAINST

4.	Repeal the Third Amendment to the Bylaws by amending Section 1.2 of the Bylaws to reduce the percentage of shareholders that may cause the Company to call a special meeting of shareholders to holders of 25% of the votes outstanding and entitled to vote at a special meeting (which was the standard prior to the Board recently amending the Bylaws without shareholder approval to increase the threshold to 50%) (“Proposal 4,” or the “Bylaw Amendment Proposal”).	AGAINST

Proposal 1 (Removal Proposal), Proposal 3 (Bylaw Restoration Proposal) and Proposal 4 (Bylaw Amendment Proposal) are not subject to, or conditioned upon, the effectiveness of the other Proposals. Proposal 2 (Election Proposal) is conditioned, in part, upon the adoption of Proposal 1 (Removal Proposal). The number of Barnhill Nominees that can be elected pursuant to the Election Proposal will depend on the number of members of the Board that are removed pursuant to the Removal Proposal.

In the event that the Removal Proposal passes but the Election Proposal fails to pass, Messrs. Beletic, Baitler, Gaffney, Shaughnessy and Zifferer would be removed as directors of the Company. Pursuant to the Bylaws, the resulting vacancies would be filled by the Board or the Company’s shareholders.

REASONS TO REJECT THE BARNHILL PROPOSALS

The Barnhill Proposals are designed to enable the Barnhill Nominees to take over a majority of the Board, and thereby exercise significant influence over the future of your Company. We ask that you carefully consider whether to support Barnhill in light of the potential risks and costs to the Company discussed below.

Proposal 1: We recommend rejection of Proposal 1 because we do not believe that having Mr. Barnhill and his handpicked nominees representing five of the seven seats on the Board is in the best interests of Tessco or its shareholders. Rather, the Board believes that shareholder interests would be best served by allowing your validly elected directors to continue implementing Tessco’s strategic priorities and by permitting the previously announced board refreshment process to continue. Each of the five directors that Barnhill is seeking to remove — John D. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer — bring substantial and valuable experience to Tessco. We encourage you to review the background and qualifications of each director that Barnhill is attempting to remove from the Board, which is available under “Information about the Current Directors of the Company” on page [●] of this Consent Revocation Statement. We also believe that removing these directors could have a destabilizing effect on the Board, as they include the Chairman of the Board, the Chair of the Audit Committee, the Chair of the Nominating and Governance Committee, the Chair of the Risk and Strategy Committee and the entire membership of the Compensation Committee.

Proposal 2: We recommend rejection of Proposal 2 because we do not believe that the election of the four Barnhill Nominees will help achieve the Company’s goal of maximizing value for all of its shareholders. The Company has recently added two new directors to the Board. Sandip Mukerjee joined Tessco in August 2019 as the President and Chief Executive Officer and a member of the Company’s Board of Directors. Stephanie Dismore became an independent member of the Board in July 2020. The Board has also recently amended the Company’s governance policies to ensure the Board will be comprised of a diverse range of members. The current members of the Board balance deep institutional knowledge of the Company with a well-diversified range of experience. In contrast, the Barnhill Nominees have no institutional knowledge of the Company and appear to, collectively, have limited experience in our industry. The Barnhill Nominees have all been handpicked by Mr. Barnhill. If all Barnhill Nominees were to be elected, this would result in five of the seven directors having served on the Board for less than six months, and only Mr. Barnhill will have served for more than 18 months.

Proposal 3: We recommend rejection of Proposal 3 because this proposal is speculative and is designed to nullify unspecified provisions of the Bylaws that may be adopted by the Board acting in its best judgment for reasons unrelated to the Barnhill Consent Solicitation. The automatic repeal of any duly adopted Bylaw amendment, irrespective of its content, could have the unfortunate effect of repealing one or more properly adopted Bylaw amendments determined by the Board to be in the best interests of the Company and its shareholders, even if unrelated to the Barnhill Consent Solicitation. The Board has not adopted any amendments to the Bylaws and does not intend to adopt any amendments to the Bylaws during Barnhill’s consent solicitation process.

Proposal 4: We recommend rejection of Proposal 4 because we believe that allowing a special meeting of shareholders to be called by the holders of shares of stock of all classes representing 25% of the aggregate number of votes is an inappropriate threshold in light of Mr. Barnhill’s current ownership, as it would allow a small number of the Company’s shareholders to call a special meeting of the Company’s shareholders at the expense of the Company and its shareholders as a whole. The Board has determined that a threshold of 50% of the aggregate number of votes is appropriate so as to avoid unnecessary meetings that incur costs for the Company and distract the Board, executive team and employees from the Company’s day-to-day operations. The 50% threshold ensures that special meetings are only called when the interests of a substantial number of shareholders are aligned. Lowering this threshold to 25% would allow a small number of shareholders to call special meetings. For example, Mr. Barnhill, who controls 18.60% of votes in the Company, together with shareholders comprising only 6.40% could call a special meeting of the Company’s shareholders in order to pursue their own agenda at a cost to all of the Company’s other shareholders.

FOR THE FOREGOING REASONS, THE BOARD STRONGLY BELIEVES THAT THE BARNHILL CONSENT SOLICITATION IS NOT IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS. WE URGE STOCKHOLDERS TO REJECT THE BARNHILL CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED GREEN CONSENT REVOCATION CARD TODAY.

BACKGROUND OF THE BARNHILL CONSENT SOLICITATION

On September 1, 2016, Mr. Barnhill retired as Chief Executive Officer of the Company. He continued to serve as Executive Chairman of the Company until September, 2018, upon which time he began serving as the non-executive Chairman of the Board. Throughout this time and continuing to the present, the Board has consistently determined that Mr. Barnhill is not an independent director within the meaning of the Company’s standards for director independence.

In June 2019, Mr. Barnhill expressed his concerns with Mr. Murray Wright, then our CEO and President continuing to lead the Company.

On August 20, 2019, the Company issued a press release announcing that Sandip Mukerjee was replacing Mr. Wright as Chief Executive Officer of the Company in which Mr. Barnhill stated “We are excited to have an experienced executive of Sandip’s caliber to lead Tessco going forward. His telecom experience and in-depth knowledge of 5G will be invaluable as we enter a period of expected double-digit growth in the wireless market.”

On March 12, 2020, Mr. Barnhill sent a letter (the “Barnhill Letter”) to the Board that, among other things, expressed his general concerns about the Company’s performance and stated his interest in possibly pursuing a going private or other strategic transaction involving the Company, if such concerns were not addressed.

On March 20, 2020, Mr. Barnhill filed Amendment No. 4 to the Schedule 13D originally filed by him with the SEC on February 15, 2007 (“Amendment No. 4”). Amendment No. 4 disclosed, among other things, Mr. Barnhill’s intent to take actions that may result in potentially pursuing an acquisition of all of the outstanding shares of Company stock not already owned by him.

On March 26, 2020, at a meeting of the Board, and with the other Board members recognizing the obvious conflicts of interests that were presented by Mr. Barnhill’s activities, the Board established and empowered a special committee of the Board (the “Special Committee”) to, among other things, review and respond to the Barnhill Letter and to Mr. Barnhill’s intentions outlined in Amendment No. 4, as well as any competing offers or transactions involving the Company. Messrs. Baitler, Beletic and Shaughnessy were appointed by the Board to serve as the members of the Special Committee.

In March and April, 2020 Mr. Barnhill directly contacted several Company employees to request information that the Special Committee believed was related to Mr. Barnhill’s desire to take the Company private and not in furtherance of his role as the Chairman of the Board.

On April 4, 2020, after reviewing and discussing the Barnhill Letter, the Special Committee sent a letter responding to Mr. Barnhill (the “Response Letter”). In the Response Letter, the Special Committee requested that Mr. Barnhill direct all future communications relating to information desired from employees to Mr. Mukerjee. The Special Committee also invited Mr. Barnhill to present his purported plan for improvement of the Company’s financial performance at an upcoming Board meeting. Mr. Barnhill initially accepted this invitation and agreed to make a detailed presentation to the Board at a meeting scheduled for April 26, 2020. However, several days prior to the scheduled meeting, he abruptly declined to do so.

On April 6, 2020, the Company filed a Current Report on Form 8-K with the SEC in which the Company announced that on April 5, 2020, the Board and the Nominating and Governance Committee took several actions focused on matters of corporate governance and Board diversity. It was specifically noted therein that the Board had adopted resolutions approving plans to nominate one female director for election to the Board at the 2020 annual meeting of shareholders held in July 2020 (the “2020 Annual Meeting”), and that the Company’s shareholders should expect to see an increase in gender diversity on the Board this year and reductions in the average tenure and average age of the directors over each of the next three fiscal years, as the Board continues in its efforts to ensure a broad breadth of skills and experience on the Board. In furtherance of this effort, the Board adopted an amendment to the corporate governance guidelines that prohibited directors from being re-nominated to a term that would extend beyond their 76th birthday.

On May 11, 2020, in connection with Mr. Barnhill’s consideration of a transaction in which he and third parties would acquire all of the outstanding stock of the Company held by others, as stated in Amendment No. 4, Ballard Spahr LLP, the Company’s outside legal counsel, sent a draft non-disclosure agreement to Mr. Barnhill’s then legal counsel and advisors for review. Mr. Barnhill and his advisors did not reply until May 25, 2020 and then remained unavailable to discuss the non-disclosure agreement until June 2, 2020.

On June 2, 2020, advisors to Mr. Barnhill and Company counsel discussed the terms of the proposed non-disclosure agreement, including the complications related to the conflict of interest presented by Mr. Barnhill’s contemporaneous service as Chairman of the Board, and the resulting need for the non-disclosure agreement to make sure that all potential bidders would be afforded access to the same materials and information provided to Mr. Barnhill, and to ensure that other potential bidders would not be unduly disadvantaged in any ensuing bidding process on account of information otherwise accessible to Mr. Barnhill in his capacity as Chairman of the Board.

On June 3, 2020, following the discussion between counsel for the Company and Mr. Barnhill about the terms of the proposed non-disclosure agreement, Mr. Barnhill sent an email to Company counsel stating, in part: “I will forget the NDA, unless you can simplify and get it done this week!”

On June 22, 2020, in light of Mr. Barnhill’s ongoing activities and conflict of interest related to the potential for Mr. Barnhill to take the Company private, and in part out of concern about Mr. Barnhill’s statement of June 3, 2020 and the possibility of Mr. Barnhill proceeding without a proper non-disclosure agreement in place, Ballard Spahr LLP circulated a memorandum to the Board reminding the directors, including Mr. Barnhill, of their fiduciary duties under Delaware law, including duties with regard to confidentiality and acting as directors in the best interests of all shareholders, and of the role of special committees.

On July 22, 2020, Mr. Barnhill filed Amendment No. 5 to his Schedule 13D (“Amendment No. 5”). Amendment No. 5 disclosed, among other things, Mr. Barnhill’s decision to cast “withhold” votes against Messrs. Baitler, Beletic, Gaffney and Shaughnessy at the Company’s 2020 Annual Meeting, in an effort to reconstitute the Board and protect his investment in the Company. Mr. Barnhill did not recommend that shareholders withhold their votes from Mr. Zifferer.

On July 24, 2020, at the 2020 Annual Meeting, all of the incumbent directors, together with new director nominee, Stephanie Dismore, were elected or reelected, and the shareholders approved the executive compensation of the Company’s named executive officers for fiscal year 2020. All directors received at least a majority of votes “for” election or reelection.

On August 1, 2020, following the election or reelection of all of the Board’s nominees at the 2020 Annual Meeting by at least a majority of the votes cast, Mr. Barnhill sent a letter (the “August 1 Letter”) to the Board in which, among other things, Mr. Barnhill requested a meeting of the Board to “determine a path forward for an orderly, amicable transition of the Board’s composition,” including discussion of “some directors resigning and the election by the Board of new directors . . . “ even though all of the Board’s nominees had been recently elected at the 2020 Annual Meeting.

On August 3, 2020, Mr. Barnhill filed Amendment No. 6 to his Schedule 13D (“Amendment No. 6”). Amendment No. 6 disclosed his August 1, 2020 letter to the Board.

On August 7, 2020, a meeting of the Board called by Mr. Barnhill was held. On the agenda was the review and discussion of the August 1 Letter, to be led by Mr. Barnhill. After the meeting was called to order, Mr. Barnhill led a discussion in which he largely reiterated the information that had been set forth in the August 1 Letter and the previously filed Amendment No. 6. Also at that meeting, by the unanimous vote of the independent directors, the Board removed Mr. Barnhill from his position as Chairman of the Board and replaced him with Mr. Beletic, and the Board approved an amendment to the Company’s bylaws to change the percentage of votes required to request the calling of a special meeting of stockholders from 25% to 50% of the votes possessed by the shares of stock of all classes then issued, outstanding and entitled to vote at such special meeting.

On September 25, 2020, Barnhill filed a preliminary consent solicitation with the SEC seeking the written consent of the Company’s shareholders to the Barnhill Proposals. In connection therewith, Mr. Barnhill filed Amendment No. 7 to his Schedule 13D, and Barnhill sent the Company a letter demanding to examine the Company’s books and records pursuant to Section 220 of the DGCL (the “Section 220 Letter”).

On September 30, 2020, the Board held a meeting at which, among other things, directors Dismore, Gaffney, Mukerjee and Zifferer were also appointed to serve on the Special Committee. As a result, the Special Committee is now composed of all current members of the Board other than Mr. Barnhill.

On October 2, 2020, the Company filed this preliminary consent revocation statement with the SEC relating to the Barnhill Proposals.

CERTAIN EFFECTS OF THE BARNHILL CONSENT SOLICITATION

Barnhill is seeking to remove, without cause, five members of the Board and to replace them with four handpicked nominees, which would result in Mr. Barnhill and his nominees comprising five of the seven members of the Board. As the Board is currently comprised of eight members, if four or more members of the Board are removed and four of the Activist Group Nominees are elected to the Board, a “change in control” may be deemed to have occurred under certain of our plans and agreements. Should a change in control occur as a result of Barnhill’s consent solicitation, certain of our material agreements could be impacted.

Credit Agreement

Under the Amended and Restated Credit Agreements dated October 19, 2017 (the “Credit Agreement”) a change in control constitutes an event of default which would entitle the lenders to, amongst other things, immediate repayment of any amounts outstanding and to terminate commitments under the agreement. As of [●], 2020, we had $[●] outstanding under the credit agreements. A change in control for the purposes of the Credit Agreement would be deemed to occur if a majority of the members of the Board are replaced in any 12 month period with individuals not nominated or approved as members of the Board by a majority of those persons (a) who were members of the Board at the beginning of that 12 month period, (b) whose election or nomination to the Board was approved by the individuals referred to in (a) constituting at the time of such election or nomination at least a majority of the Board, or (c) whose election or nomination to the Board was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of the Board.

Incentive Plans

Under the Company’s 2019 Stock and Incentive Plan (the “2019 Plan”) a change in control will be deemed to occur if the majority of the members of the Board as at the date of the 2019 Plan (the “Incumbent Board”) are replaced by individuals other than individuals nominated or approved as members of the Board by the Incumbent Board, but excluding any such individual whose initial assumption of office occurs in connection with or as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board. Under the 2019 Plan, the Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a change in control has occurred.

Upon the occurrence of a change in control, and except with respect to any awards otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee, any outstanding awards shall be dealt with in accordance with any one or more of the following approaches, as determined by the Compensation Committee: (i) the continuation of the outstanding awards by the Company, (ii) full exercisability or vesting and accelerated expiration of the outstanding awards, or (iii) settlement of the value of the outstanding awards in cash or cash equivalents or other property followed by cancellation of such awards.

Under the terms of the stock option granted to Mr. Sandip Mukerjee, if there is a change in control, as defined in the 2019 Plan, and Mr. Mukerjee’s service is terminated in connection therewith or within a period of one year after the date of the change in control other than for Cause and other than on account of Disability (each as defined therein) or by Mr. Mukerjee for Good Reason (as defined therein), then the option shall become exercisable with respect to 100% of the total number of option shares. Upon becoming aware of an impending change in control, the Company may choose to cause the vesting of the option to be accelerated and to terminate the option (subject to a reasonable period during which Mr. Mukerjee may exercise the option).

The approval of the Barnhill Proposals will not constitute a change in control under the award agreements for awards under the Company’s Third Amended and Restated 1994 Stock and Incentive Plan (the “1994 Plan”) and thus will have no effect on the awards outstanding under the 1994 Plan.

The adoption of the Barnhill Proposals may have other effects on the outstanding equity awards of the Company. For more information on the Company’s outstanding equity awards, please see “Outstanding Equity Awards at 2020 Fiscal Year End” on page [●] of this Consent Revocation Statement.

INFORMATION ABOUT THE CONSENT SOLICITATION

Voting Securities and Record Date

The Record Date for the Barnhill Consent Solicitation is the close of business on [●], 2020. As of the Record Date, there were [●] shares of Tessco Common Stock outstanding. Each share of Tessco Common Stock outstanding as of the Record Date will be entitled to one vote per share in connection with the Barnhill Consent Revocation.

Only shareholders of record as of the Record Date are eligible to execute, withhold and revoke consents in connection with the Barnhill Proposals. Record holders of Tessco Common Stock who wish to revoke a previously executed consent should complete, sign, date and deliver the enclosed GREEN Consent Revocation Card in the postage-paid envelope provided.

Persons beneficially owning shares of Tessco Common Stock (but not holders of record), such as persons whose ownership of Tessco Common Stock is held through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the GREEN Consent Revocation Card on their behalf. Your broker, bank or financial institution may also permit you to revoke your consent by completing, signing, dating and delivering the enclosed GREEN Consent Revocation Card in the postage-paid envelope provided. By checking “REVOKE MY CONSENT” and signing, dating and delivering the GREEN Consent Revocation Card, you will be instructing your broker, bank, financial institution or other nominee holder to act on your behalf to take any steps necessary to ensure that a revocation is properly executed on your behalf. Any abstention on an executed GREEN Consent Revocation Card will have the same effect as voting against the Barnhill Proposals and revoking any prior consent to the Barnhill Proposals.

Effectiveness of Consents

Under Delaware law and the Bylaws, our shareholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Section 228 of the DGCL, the Barnhill Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of Tessco Common Stock outstanding as of the Record Date are delivered to the Company within sixty (60) days of the earliest dated consent delivered to the Company. A shareholder delivered the first written consent to the Company on [●], 2020. Therefore, properly completed and unrevoked consents must be received from holders of the requisite number of shares of Tessco Common Stock no later than [●], 2020 under applicable law in order for the Barnhill Proposals to become effective

BECAUSE THE BARNHILL PROPOSALS COULD BECOME EFFECTIVE BEFORE THE EXPIRATION OF THE 60-DAY PERIOD DISCUSSED ABOVE, WE URGE YOU TO ACT PROMPTLY AND RETURN THE GREEN CONSENT REVOCATION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.

Effect of a GREEN Consent Revocation Card

A shareholder may revoke any previously signed consent by marking “REVOKE MY CONSENT” or “ABSTAIN” on the enclosed GREEN Consent Revocation Card and signing, dating and returning the card using the postage-paid envelope provided. A consent may also be revoked by delivery of a written revocation of your consent to Barnhill. Shareholders are urged, however, to deliver all consent revocations in the postage-paid envelope provided.

If you properly sign and date the GREEN Consent Revocation Card but make no direction, you will be treated as having revoked your consent with respect to the Barnhill Proposals, except that you will not be treated as having revoked your consent to removal of any director under Proposal 1 or election of any Barnhill Nominee under Proposal 2 whose name is written in the space provided in the GREEN Consent Revocation Card.

The revocation of any previously executed consent or GREEN Consent Revocation Card should be signed and have a date subsequent to the previously executed consent or GREEN Consent Revocation Card. The revocation is not required to state the number of shares held unless you wish to revoke your consent with respect to less than all shares as to which you previously executed a consent, in which case you must state the number of shares to which your revocation relates. In addition, if you have more than one account with respect to which you have executed a consent, the revocation should identify the relevant account for which the consent is being revoked.

If you beneficially own shares of Tessco Common Stock (but are not a record holder), including because your shares of Tessco Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to revoke your consents with respect to such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Tessco Common Stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed GREEN Consent Revocation Card on your behalf. Your broker, bank or financial institution may also permit you to revoke your consent by completing, signing, dating and delivering the enclosed GREEN Consent Revocation Card in the postage-paid envelope provided. By checking “REVOKE MY CONSENT” and signing, dating and delivering the GREEN Consent Revocation Card, you will be instructing your broker, bank, financial institution or other nominee holder to act on your behalf to take any steps necessary to ensure that a revocation is properly executed on your behalf. If your bank, brokerage firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or internet, instructions will be included with the enclosed GREEN Consent Revocation Card. You will also be authorizing Tessco to act on your behalf to take any steps necessary to ensure that such revocation is properly executed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO BARNHILL. TO DO SO, YOU ONLY NEED TO COMPLETE, SIGN, DATE AND RETURN THE GREEN CONSENT REVOCATION CARD THAT ACCOMPANIES THIS CONSENT REVOCATION STATEMENT. WHEN MARKING BOXES ON THE GREEN CONSENT REVOCATION CARD “REVOKE MY CONSENT” AND “ABSTAIN” WILL HAVE THE EFFECT OF REVOKING A PRIOR CONSENT.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Barnhill or by delivering to Barnhill a subsequently dated white consent card that Barnhill sent to you.

Results of This Consent Revocation Solicitation

The Company anticipates retaining an independent inspector of elections in connection with the Barnhill Consent Solicitation. The Company intends to notify shareholders of the results of the Barnhill Consent Solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

Participants in the Solicitation

Under applicable regulations of the SEC, each of Tessco’s directors and certain of Tessco’s officers and employees will be deemed to be “participants” in this consent revocation solicitation. For information about Tessco’s directors, officers and employees who will be deemed to be participants in the solicitation, please see “Annex A – Certain Information Regarding Participants in this Solicitation” to this Consent Revocation Statement.

Other than the persons described herein as participants, no general class of employee of the Company will be employed to solicit shareholders in connection with the solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Cost and Method of this Consent Revocation Solicitation

The cost of this consent revocation solicitation will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees), but excluding costs of litigation related to the solicitation (if any), will be approximately $[●], of which [●] has been incurred as of the date of this Consent Revocation Statement. We anticipate seeking D&O insurance policy coverage for a portion of our costs. In addition to solicitation by mail, directors and officers and employees of the Company who are participants may, without additional compensation, solicit revocations by mail, e-mail, in person or by telephone or other forms of telecommunication. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding this Consent Revocation Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of Tessco Common Stock.

The Company has retained Innisfree as its proxy solicitor. Innisfree has advised the Company that approximately 15 of its employees will be involved in the solicitation of consent revocations by Innisfree on behalf of the Company. Innisfree will solicit consent revocations by mail, telephone, facsimile and email. Under our agreement with Innisfree, Innisfree will receive a fee of up to [●] plus the reimbursement of reasonable out-of-pocket expenses. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

INFORMATION ABOUT THE CURRENT DIRECTORS OF THE COMPANY

The following sets forth information about the current members of the Board (all of whom were elected or reelected at the 2020 Annual Meeting) as of the date of this Consent Revocation Statement, including the experience, qualifications, attributes or skills that led to the conclusion that each such person should serve as a director. Companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act are referred to in the biographies below as “public” companies. Any company registered as an investment company under the Investment Company Act of 1940 is referred to as a “registered investment company” in the biographies below. Unless provided elsewhere in this Consent Revocation Statement, all employment history in the past five years is provided below. No such employment occurred at a corporation or organization that is a parent, subsidiary or other affiliate of the Company.

Jay G. Baitler, age 73, has been a director of the Company since 2007. Mr. Baitler is an Operating Partner at Atlas Holdings LLC, a private equity holding company which he joined in 2012. He served as Executive Vice President of Staples Contract Division from 2004 until his retirement in 2012. Prior to serving as Executive Vice President of Staples Contract Division, Mr. Baitler served as Mid-Atlantic Regional President and Senior Vice President, Contract Division at Staples. Prior to joining Staples in 1995, Mr. Baitler served as the Northeast Regional President at BT Office Products and President of Summit Office Supply.

Mr. Baitler oversaw significant growth at Staples, both organic and acquired, and was personally responsible for the integration of the largest acquisition in Staples’ history—the $4.4 billion acquisition of Corporate Express. He is well qualified to serve as a member of our Board due to his management, sales, marketing, procurement, business development, supply chain, vendor management, ecommerce and contract expertise.

Robert B. Barnhill, Jr., age 76, served as President and Chief Executive Officer of the Company since founding the business in its current form in 1982, until September 1, 2016, when he was succeeded in these positions by Murray Wright and, consistent with his employment agreement, began a two-year transition period as our Executive Chairman that ended in September 2018. Mr. Barnhill has been a director of the Company since 1982 and was Chairman of the Board from November 1993 until August 2020.

Mr. Barnhill is well qualified to serve as a member of our Board based on his experience as our long-standing CEO who has presided over our extensive growth.

John D. Beletic, age 68, has served as a director of the Company since July 1999 and as Lead Director since August 2008. In August 2020, he was appointed Chairman of the Board. Mr. Beletic was CEO of X-IO Technologies from November 2011 to May 2014 and served on its Board until 2016. Mr. Beletic was a venture partner or operating partner with Oak Investment Partners, a venture capital firm, from July 2002 to April 2018. Mr. Beletic serves on the Board of Directors of Shareablee, a social media analytics company, and J5 Infrastructure, a provider of site selection, zoning and engineering services to the mobile carrier industry. Earlier in his career, Mr. Beletic served as CEO of telecommunications companies Tigon Corporation, PageMart Wireless, and Weblink Wireless.

Mr. Beletic is well qualified to serve as a member of our Board due to his extensive experience leading companies in the telecommunications and technology industries and his experience evaluating and managing various companies during his tenure in the private equity industry.

Stephanie Dismore, age 47, was nominated by the Board for election for the first time at the 2020 Annual Meeting. Ms. Dismore has served at HP, Inc. (“HP”) since 1999 and since 2019 has served as the Senior Vice President and Managing Director, North America for HP, where she leads all aspects of HP’s market strategy and P&L management for HP’s largest geographic market. Prior to 2019, Ms. Dismore served as Vice President North America for HP since 2011. Her organization is responsible for driving direct and indirect sales engagements across HP’s portfolio of products and services, for commercial, consumer and public sector customers segments totaling approximately $22 billion in revenue. Ms. Dismore is a committed advocate for advancing diversity and inclusion initiatives in the workplace and helped found HP’s Global Diversity Board. She supports HP’s Women’s Impact Network, mentors several female HP employees and is regularly called upon to speak on women’s advancement through Women in Technology events, interviews and contributed content. Ms. Dismore’s board experience includes board appointments for the Anti-Defamation League, Boys & Girls Clubs of the Austin area, Consumer Technology Association and the HP Employee Political Action Committee (PAC).

Ms. Dismore is well qualified to serve as a member of our Board, due to her extensive experience in executive positions at HP and her knowledge and skills relating to marketing, sales and P&L management, as well as her board experience for a number of organizations.

Paul J. Gaffney, age 53, was appointed as a director of the Company in June 2018. Mr. Gaffney joined Kohl’s as Senior Executive Vice President and Chief Technology Officer in September 2019. Prior to joining Kohl’s, Mr. Gaffney served as Executive Vice President and Chief Technology Officer at Dick’s Sporting Goods from November 2017 to September 2019. From August 2014 to November 2017, Mr. Gaffney served as Senior Vice President, Information Technology for The Home Depot, Inc. Prior to joining The Home Depot, Inc., Mr. Gaffney was the founding CEO of Keeps, Inc., from January 2014 to August 2014 and previously the Chief Executive Officer of AAA of Northern California, Nevada, and Utah from October 2011 to October 2014, where he also served as Chief Operating Officer from June 2009 until October 2011. From 1995 to 2011, Mr. Gaffney held senior leadership roles in operations and technology at Desktone, Inc., Staples, Inc., Charles Schwab & Co., and Office Depot. Mr. Gaffney is a member of the Board of Directors of Experticity, Inc. and is a Henry Crown Fellow at the Aspen Institute.

Mr. Gaffney is well qualified to serve as a member of our Board based on his vast experience in executive positions, primarily focused on information technology.

Sandip Mukerjee, age 57, has served as President and Chief Executive Officer of the Company since August, 2019. From 2016 until joining Tessco as its President and Chief Executive Officer, Mr. Mukerjee served as the President of the Global Professional and Consulting Services business for Nokia Software. From 2006-2016, he worked at Alcatel Lucent, starting as the SVP of marketing and business development and culminating in his role as President and General Manager of IP Platforms for the Americas. Mr. Mukerjee began his career at AT&T/Lucent Bell Labs where he held a variety of technical, product management and global strategy positions.

Mr. Mukerjee is well qualified to serve as a member of our Board based on his nearly 30 years of global experience in the wireless and telecom industry in a variety of executive roles including business and strategy development, marketing and general management.

Dennis J. Shaughnessy, age 73, has been a director of the Company since 1989. He served as Executive Chairman of the Board of FTI Consulting Inc. FTI is a leading global consulting firm with $2.5 billion in revenues with operations in 24 countries and is traded on the New York Stock Exchange with a market cap of approximately $4.9 billion. Mr. Shaughnessy retired as Executive Chairman of FTI effective December 17, 2013. Prior to joining FTI, Mr. Shaughnessy served as General Partner of Grotech Capital Group, a private equity firm, leading its traditional industry group, managing $1.0 billion in private equity. Prior to joining Grotech, Mr. Shaughnessy had been President and CEO of CRI International, an international petroleum refining service business, which was sold to Shell Oil in 1989.

Mr. Shaughnessy is well qualified to serve as a member of our Board due to his extensive experience in leading a large global consulting firm as well as his experience evaluating and managing various companies during his tenure in the private equity industry.

Morton F. Zifferer, Jr., age 72, has been a director of the Company since November 1993. He has served as Chairman and CEO of New Standard Corporation, a privately held metal products manufacturing firm, since 1983. Mr. Zifferer and New Standard Corporation have partnered with several Fortune 500 companies globally to implement Six-Sigma continuous improvement activities and execute lean manufacturing techniques and sophisticated supply chain strategies and practices.

Mr. Zifferer is well qualified to serve as a member of our Board due to his extensive experience in providing manufacturing and supply solutions to large global companies. Mr. Zifferer is also the Audit Committee’s financial expert.

INFORMATION ABOUT THE CURRENT EXECUTIVE OFFICERS

The following sets forth information about the current executive officers of the Company, other than Mr. Sandip Mukerjee, as of the date of this Consent Revocation Statement, including their experience, qualifications, attributes or skills that led to the conclusion that each such person should serve as an executive officer. For information about Mr. Sandip Mukerjee, please see “Information about the Current Directors of the Company” on page [●] of this Consent Revocation Statement.

Joseph Cawley joined Tessco in June 2017. As the Senior Vice President and Chief Information Officer, Mr. Cawley is responsible for setting the technology direction for applications, infrastructure, networks, and data centers that provide support for Tessco product offerings. His top priorities are to stimulate innovation and to bring those innovations into the marketplace quickly; to apply these innovations to help the Tessco businesses grow; and to identify and nurture new and future areas for investment and growth. Previously, Mr. Cawley was the Vice President of IT for the Colonial Williamsburg Foundation where he led the digital transformation of web, mobile, and cloud. He has held a number of executive positions across IBM, including the Storage Software business where he led the introduction of IBM’s iSCSI network attached storage platform. He has also held positions leading worldwide technical support for IBM’s Networking Division and the development of the WebSphere enterprise workgroup portfolio. Mr. Cawley holds a BS in Computer Science from Old Dominion University and an MS in Computer Science from Binghamton University.

Eddie Franklin joined Tessco in April 2020 as the new Senior Vice President of Sales. Previously, Eddie served in a number of executive sales leadership positions at SYNNEX Corporation; including his most recent role as Senior Vice President of Sales and Public Sector where he was responsible for the Company’s Public Sector practice and leading a team of over 200 sales representatives who supported a wide spectrum of Resellers. Eddie was also charged with integrating U.S. sales assets of Westcon-Comstor into SYNNEX Corporation, following the 2017 acquisition of Westcon-Comstor Americas. Mr. Franklin now plays a strategic role in leading the growth of Tessco’s revenue and profitability across numerous sales channels. Eddie is a graduate of The Citadel, The Military College of South Carolina, Echo Company.

Thad Lowe joined Tessco in March 2020 as the Vice President, General Manager leading the Ventev brand and business unit. Previously, Mr. Lowe held various leadership positions including his role at Airspan Networks as Head of Small Cell Solutions and Development and at Samsung Electronics America, where he served in a variety of roles including Vice President of Technology Solutions & Support and Vice President of Engineering and Network Services. Mr. Lowe received a bachelor’s degree in Electrical Engineering from The University of Tulsa.

Douglas Rein joined the Company in 1999. Mr. Rein is Senior Vice President of the Performance Systems and Operations groups. Previously, he was the Director of Operations for Compaq Computer Corporation and was responsible for fulfillment operations for the commercial and consumer personal computer product lines. Prior to that, he was Vice President of Distribution and Logistics Operations for Intelligent Electronics. Mr. Rein obtained both a Bachelor’s degree in electrical engineering and an MBA from Virginia Tech.

Tammy Ridgley joined Tessco in 1995. Ms. Ridgley is Vice President of Solution Development, Product, and Supply Chain Management, working closely with the best suppliers in the industry to build strong partnerships, go-to-market strategies, and deliver supply chain services. Those solutions are then integrated to meet customer needs across our broad customer channels. Previously, she held several leadership positions in Sales, Program Management, and Product Management. Ms. Ridgley attended the University of Baltimore.

Liz Robinson joined the Company in 1998. Ms. Robinson is Senior Vice President of Retail Sales and Product Marketing leading the vendor partnerships, go-to-market strategies and services for the Retail market. Previously, she held several leadership positions in Sales, Business Development and Product Management at Tessco. Prior to joining Tessco, Ms. Robinson served in leadership positions at AT&T Capital Corporation, both in sales management and affinity program development. Ms. Robinson was educated at Washington and Lee University.

Aric Spitulnik joined the Company in 2000. Mr. Spitulnik is Chief Financial Officer and also serves as the Company’s corporate secretary and principal financial and accounting officer. From 2005 to 2013, he served as the Company’s corporate controller. Prior to joining Tessco, Mr. Spitulnik spent 6 years in public accounting. Mr. Spitulnik received a Bachelor’s degree and an MBA from the State University of New York at Buffalo.

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Independence and Leadership Structure

The Board has determined that, other than Mr. Mukerjee and Mr. Barnhill, each of the current directors is independent within the meaning of the Company’s director independence standards, which reflect both the Nasdaq and SEC director independence standards, as currently in effect. The four standing committees of the Board are comprised solely of independent directors with the exception of the Risk and Strategy Committee which includes Mr. Barnhill as a member. In addition, each of the four standing committees is chaired by an independent director.

Tessco believes that there are a wide array of leadership structures that could apply to many different business models and, therefore, that every company should be afforded the opportunity to determine the ideal structure for its board leadership. Leadership structures may change over time to best suit the Company’s current needs. Tessco’s Chairman of the Board and Chief Executive Officer roles are divided between Mr. Beletic and Mr. Mukerjee. Subject to shareholder election, Mr. Beletic will continue to serve on the Board and the roles of Chairman of the Board and Chief Executive Officer will continue to be divided.

Director Resignation Policy

Under Delaware law, an incumbent director may remain in office notwithstanding the failure to receive the required vote for re-election until the director’s successor is duly elected. To address this “holdover rule,” our Bylaws and Corporate Governance Guidelines include a director resignation policy, whereby an incumbent director standing for re-election by the Company’s shareholders who does not receive an affirmative vote of a majority of the votes cast in his or her re-election in an uncontested election must offer to tender his or her resignation within ten business days after certification of the election results, which offer will then be subject to acceptance or rejection by the Board. The Nominating and Governance Committee will then assess the appropriateness of the continued service of the director and recommend to the Board the action to be taken on such tendered resignation. The Nominating and Governance Committee may recommend accepting the resignation, to delay acceptance until a suitable candidate to replace the director is recruited and elected, or to reject the resignation and address the underlying reason for the director’s failure to receive an affirmative vote. The Board will act on the Nominating and Governance Committee’s recommendation within ninety (90) days after certification of the election results.

Meetings and Committees of the Board

The Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Risk and Strategy Committee. The membership during as of the date of this Consent Revocation Statement and the function of each of the committees is described below. The Board met four times during fiscal year 2020, and during that period no director attended fewer than 75% of the total number of meetings of the Board and Committees on which that director served. The Company does not have a policy on director attendance at annual meetings, but all of our directors are invited and encouraged to attend annual meetings. All eight directors were in attendance (in person or via phone) at our 2020 Annual Meeting.

Board Committee Membership

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Risk and Strategy Committee
Jay G. Baitler	X	X		X
Robert B. Barnhill, Jr.				X
John D. Beletic		X	X	X
Stephanie Dismore			X
Paul J. Gaffney			X	X
Dennis J. Shaughnessy	X	X		X
Morton F. Zifferer	X	X

Audit Committee

The Audit Committee is primarily concerned with the effectiveness of the auditing efforts by the Company’s independent registered public accounting firm. The Audit Committee’s duties include approving the selection of the Company’s independent registered public accounting firm, reviewing both the scope of audits conducted by them and the results of those audits, and reviewing the organization and scope of the Company’s internal system of accounting and financial controls. The Audit Committee met five times during fiscal year 2020. The Audit Committee also reviews its charter on an annual basis and recommends to the Board updates to such charter when it deems it appropriate. A copy of the Audit Committee charter is available for review on our Website (www.tessco.com), under the heading “Investors.” The Board has determined that Mr. Zifferer is the Audit Committee “financial expert” as defined by applicable SEC rules and is “independent” within the meaning of the applicable Nasdaq Rules. Mr. Zifferer serves as Chairman of the Audit Committee.

Compensation Committee

The Compensation Committee provides assistance to the members of the Board in fulfilling their responsibilities to our shareholders with regard to matters relating to compensation practices of the Company, including salary and other forms of compensation. The Compensation Committee’s primary duties and responsibilities are to formulate and recommend compensation policies of the Company that will enable the Company to attract and retain high-quality leadership in ways that are consistent with the Company’s established compensation philosophy. The Compensation Committee administers the Company’s incentive compensation plans, including our 2019 Stock and Incentive Plan. The Compensation Committee met seven times during fiscal year 2020. The Compensation Committee also reviews its charter on an annual basis and recommends to the Board updates to such charter when it deems it appropriate. A copy of the Compensation Committee charter is available for review on our Website (www.tessco.com), under the heading “Investors.” Mr. Beletic currently serves as Chairman of the Compensation Committee. The Compensation Committee has the authority to select, retain or obtain the advice of any compensation consultant, legal counsel or other advisor as it deems necessary to assist with its duties and responsibilities. The Company has not to date employed a compensation consultant.

Nominating and Governance Committee

The Company has a Nominating and Governance Committee, the functions of which include, among other things, making recommendations to the Board regarding matters and practices concerning the Board, its committees and individual directors; evaluating the current composition and governance structure of the Board and determining its future requirements; making recommendations concerning nominees for election to the Board; and appointing directors to Board committees and selecting Chairpersons of the Board committees. The Nominating and Governance Committee met six times during fiscal year 2020. The Nominating and Governance Committee also reviews its charter on an annual basis and recommends to the Board updates to such charter when it deems it appropriate. A copy of the Nominating and Governance Committee charter is available for review on our Website (www.tessco.com), under the heading “Investors.” Mr. Gaffney currently serves as Chairman of the Nominating and Governance Committee.

The Nominating and Governance Committee has determined, in its view, that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, and have an impeccable record of and reputation for honest and ethical conduct in both his or her professional and personal activities. The Committee also examines a candidate’s specific experiences and skills, time availability, potential conflicts of interest and independence from management and the Company. The Committee has a formal policy with respect to diversity, a copy of which is available for review on our Website (www.tessco.com), under the heading “Investors” and believes that it is essential that the Board is comprised of members that have diverse backgrounds, skill sets, education and professional experience. The Nominating and Governance Committee believes that it has been able to attract and appoint directors of diverse backgrounds in the past using criteria such as that described above, and is committed to continuing to actively seeking highly qualified women and minority candidates. The Board also follows the overall Company philosophy regarding maintaining an environment free from discrimination based upon race, color, religion, national origin, sex, age, disability, sexual orientation, marital status or any unlawful factor. The Committee has determined that a director shall not be re-nominated by the Board to serve as a directors beyond the end of an elected term during which the director achieves his or her 76th birthday, provided that the Board may re-nominate a director to serve for one additional term commencing after the end of an elected term during which the director achieves his or her 76th birthday if the Board determines that the director’s particular circumstances, contributions or expertise so warrant. The Board believes that it is important for the Board and the executive officers to be committed to the long-term retention and creation of value for shareholders. Accordingly, each independent member of the Board should own at least 10,000 shares of the Company’s common stock by the third anniversary of such director’s initial election.

Director candidates are identified through various means, including recommendations of current directors and executive officers, by the retaining third-party consultants to assist in this process, and by considering director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Committee will consider the needs of the Board and the qualifications of the candidate. The Committee may also consider other factors it determines to be relevant, such as the number of shares held by the recommending shareholder and the length of time that such shares have been held. For the Committee to consider a candidate, a shareholder must submit the recommendation in writing and must include the name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected and nominated. The shareholder recommendation and information must be sent to our Corporate Secretary at 11126 McCormick Road, Hunt Valley, Maryland 21031 and comply with the procedural requirements set forth in our Bylaws and discussed more fully herein under the heading “Shareholder Proposals for the 2021 Annual Meeting”. Once a potential candidate has been identified, the Committee may collect and review information regarding the candidate to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, personal contact with the candidate may be made and further review of the candidate’s accomplishments, qualifications and willingness to serve may be undertaken and compared to other candidates. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration other factors, such as the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Risk and Strategy Committee

The Board has a Risk and Strategy Committee, the primary duties and responsibilities of which includes working closely with executive management to assess risks to the business, review capital allocation and growth strategies, as well as review potential acquisitions, divestitures and other strategic transactions. Mr. Shaughnessy currently serves as Chairman of the Risk and Strategy Committee. The Risk and Strategy Committee met one time during fiscal year 2020. A copy of the Risk and Strategy Committee charter is available for review on our Website (www.tessco.com), under the heading “Investors.”

Shareholder Communications with Directors

The Board recommends that shareholders initiate any communications with the Board in writing. Written communications may be directed to our Corporate Secretary. Shareholders can send communications by e-mail to corporatesecretary@tessco.com, or by mail to Corporate Secretary, TESSCO Technologies Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

Board’s Role in Risk Oversight

The Board oversees the business of the Company, including CEO and senior management performance and risk management, in an effort to assure that the long-term interests of the shareholders are being served. Each committee of the Board is also responsible for reviewing Company risk exposure in the area of the committee’s responsibility and providing input to management on such risks.

Our management and Board have a process to identify, analyze, manage and report all significant risks to the Company. Our CEO and other senior managers regularly report to the Board on significant risks facing the Company, including financial, operational, competitive, legal, regulatory, cyber and strategic risks. Each of the Board committees reviews with management significant risks related to the committee’s area of responsibility and reports to the Board on such risks. The independent Board members also discuss material risks when they meet in executive session without management.

Employee, officer and director hedging

The Company’s Corporate Governance Guidelines prohibit our directors and executive officers from entering into hedging or monetization transactions or similar arrangements with respect to Company securities and from pledging any Company securities as collateral. A copy of the Company’s Corporate Governance Guidelines is available for review on our Website (www.tessco.com) under the heading “Investors.”

Director Compensation for Fiscal Year 2020

The current compensation program for independent directors is designed to achieve the following goals: fairly pay directors for work required for a company of our size; align directors’ interests with the long-term interests of shareholders; and structure compensation in a simple and transparent format, which is easy for shareholders to understand.

In consideration for services on the Board, each non-employee director of the Company is paid $41,000 per fiscal year and the Lead Director of the Company is paid $51,000 per fiscal year. In addition, each non-employee director of the Company, including the Lead Director, is paid $2,500 for each meeting of the Board and $1,000 for each meeting of a Committee of the Board that he or she attends. The director compensation table below does not include reimbursements for reasonable out-of-pocket expenses incurred in connection with attendance at Board or Committee meetings. Directors are also eligible to receive Performance Stock Units, or “PSUs”, Restricted Stock Units, or “RSUs”, restricted stock, or other equity-based awards under our equity compensation plans. Since fiscal year 2012, independent directors have received annual awards of RSUs, at the beginning of each fiscal year. These awards provide for the issuance of shares of the Company’s common stock in accordance with a vesting schedule, which typically provides for vesting of 25% of the shares on or about May 1 of each of the following four years, provided that holder remains associated with the Company (or meets other criteria as prescribed in the RSU award agreement) on each such date.

For fiscal year 2021, to improve the Company’s cash position, the $41,000 annual consideration for services was paid by the grant of shares of restricted stock, with otherwise equivalent grant date fair market value, on May 15, 2020. Each non-employee Director, other than Ms. Dismore, received 9,403 shares of restricted stock that will vest in whole or in part, subject to certain conditions, on July 1, 2021. Ms. Dismore received 6,381 shares of restricted stock, an amount equal to a prorated percentage based on length of service for fiscal year 2021. All other fees earned by Directors will continue to be paid in cash.

The following table summarizes the compensation awarded to, earned by, or paid to the Company’s non-employee directors during fiscal year 2020:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation ($)	Total ($)
Jay G. Baitler	86,500	48,167	—		—	134,667
Robert B. Barnhill	77,000	48,167	125,584	(2)	—	250,751
John D. Beletic	100,000	48,167	—		—	148,167
Paul J. Gaffney	83,000	48,167	—		—	131,167
Benn R. Konsynski (3)	87,000	48,167	—		—	135,167
Dennis J. Shaughnessy	84,000	48,167	—		—	132,167
Morton F. Zifferer	88,000	48,167	—		—	136,167

(1)	This column represents the number of RSUs granted (3,000 for each identified director), multiplied by the grant date fair value calculated as of the applicable grant date (calculated as the closing price of TESSCO common stock as reported by Nasdaq on the date of grant (May 10, 2019) minus the present value of dividends expected to be paid on the common stock before the RSU vests, because dividends or dividend-equivalent amounts do not accrue and are not paid on unvested RSUs), which was $16.06 per share. These shares have vested or will vest ratably on or about May 10 of 2020, 2021, 2022 and 2023, assuming that each director remains affiliated with the Company on those dates, and subject to accelerated vesting upon a change in control, election results or termination of service to the Company under certain circumstances. For a discussion of the assumptions made in the valuation of these awards, see Note 14 to the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2020. The total aggregate number of stock awards outstanding at fiscal year end for each directors is as follows: for Messrs. Baitler, Beletic, Shaughnessy and Zifferer, 7,250, for Mr. Barnhill, 6,750 and for Mr. Gaffney, 5,250.

(2)	The Company provides Mr. Barnhill with a supplemental executive retirement plan (SERP), which provides a $75,000 annual pension benefit payable upon Mr. Barnhill’s retirement or termination of employment for reasons other than cause Mr. Barnhill, now retired from employment with the Company, began receiving payments under this agreement in March 2019. The present value of the accumulated benefit of the SERP as recorded in the Company’s financial statements is $920,985.

(3)	Mr. Konsynski service on the board concluded on July 24, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of common stock of the Company, as of [●], by (i) all shareholders known by the Company to beneficially own more than five percent of our common stock, (ii) each of our current directors and director nominee, (iii) all individuals serving as our Chief Executive Officer and Chief Financial Officer during fiscal year 2020 and our other three most highly compensated executive officers at 2020 fiscal year end (collectively, the “named executive officers” or “NEOs”), and (iv) all directors and executive officers as a group. Percentage of beneficial ownership is based on [●] shares of common stock outstanding on [●], 2020. The amounts and percentage of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors, Director Nominee and Named Executive Officers(1):
Robert B. Barnhill, Jr.(2)	1,636,423	18.9%
Jay G. Baitler(3)	36,290	*
John D. Beletic(3)	68,010	*
Paul J. Gaffney(3)	18,403	*
Dennis J. Shaughnessy(3)	48,807	*
Morton F. Zifferer, Jr.(3)	93,247	*
Stephanie Dismore(4)	9,381	*
Joseph M. Cawley, Jr.(10)	23,469	*
Sandip Mukerjee	512	*
Douglas A. Rein(10)	124,609	1.4%
Elizabeth S. Robinson(10)	53,867	*
Aric M. Spitulnik(10)	80,639	*
Murray Wright(10)	243,136	*
All Current Directors and Executive Officers as a group (14 persons)	2,591,957	30.0%
Five Percent Shareholders:
Dimensional Fund Advisors(5)	567,955	6.5%
Lakeview Investment Group.(6)	840,070	9.6%
The Capital Management Corporation (7)	26,330	10.6%
BlackRock, Inc. (8)	607,031	7.0%
Renaissance Technologies, LLC(9)	442,500	5.1%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise noted, each person exercises sole (or shares with a spouse or other immediate family member) voting and dispositive power as to the shares reported. The address for all current directors, the director nominee and NEOs is c/o TESSCO Technologies, Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031.

(2)	Includes 316,500 shares held by Mr. Barnhill’s spouse and children and 26,500 shares held by a private charitable foundation of which Mr. Barnhill and his spouse are the sole directors.

Mr. Barnhill disclaims beneficial ownership over the shares held by the foundation. Also includes 9,403 shares of Restricted Stock issued in lieu of certain director fees for fiscal year 2021, in respect of which (or part of which) the risk of forfeiture will lapse on July 1, 2021, or earlier upon the occurrence of certain events.

(3)	Includes for each 9,403 shares of Restricted Stock issued in lieu of certain director fees for fiscal year 2021, in respect of which (or part of which) the risk of forfeiture will lapse on July 1, 2021, or earlier upon the occurrence of certain events.

(4)	Includes 6,381 shares of Restricted Stock issued in lieu of certain director fees for fiscal year 2021, in respect of which (or part of which) the risk of forfeiture will lapse on July 1, 2021, or earlier upon the occurrence of certain events.

(5)	Derived from Schedule 13F filed by Dimensional Fund Advisors LP on August 13, 2020, and which reports information as of June 30, 2020. Dimensional’s address is Palisades West, Building One, 3600 Bee Cave Road, Austin, Texas 78746.

(6)	Derived from Schedule 13D filed by Lakeview Investment Group & Trading Company, LLC. on August 5, 2020, indicating August 4, 2020 as the date of event requiring filing. Lakeview’s address is 444 West Lake #1900, Chicago, Illinois 60606.

(7)	Derived from Schedule 13F filed by The Capital Management Corporation on July 29, 2020, which reports information as of June 30, 2020. The Capital Management Corporation’s address is 4101 Cox Road, Suite 110, Glen Allen, VA 23060.

(8)	Derived from Schedule 13F filed by Renaissance Technologies, LLC on August 14, 2020, which reports information as of June 30, 2020. Renaissance’s address is 55 East 52nd Street, New York, New York 10022.

(9)	Derived from Schedule 13F filed by BlackRock, Inc. on August 13, 2020, which reports information as of June 30, 2020. Blackrock’s address is 800 Third Avenue, New York, New York 10055.

(10)	Includes shares issuable upon the exercise of stock option award exercisable within 60 days at exercise prices ranging from $12.05 to $22.64 per share. For Mr. Cawley, 16,458 shares, for Mr. Rein, 51,792 shares, for Ms. Robinson, 42,958 shares, for Mr. Spitulnik, 55,208 shares and for Mr. Wright, 223,958 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, referred to herein as “Reporting Persons,” to file with the Securities and Exchange Commission (the “SEC”), initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based on our review of the copies of such filings received by us with respect to the fiscal year ended March 29, 2020, and written representations from our directors and executive officers who served in such capacity during the year ended March 29, 2020, we believe that all Reporting Persons complied with all Section 16(a) filing requirements for the year ended March 29, 2020 except for one late Form 3 and one late Form 4 filing for Mr. Cawley.

COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is composed solely of independent directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of TESSCO’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Consent Revocation Statement with management, including our Chief Executive Officer, Sandip Mukerjee. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in TESSCO’s 2020 Annual Report on Form 10-K (incorporated by reference herein) and in this Consent Revocation Statement.

Compensation Committee

John D. Beletic, Chairman

Jay G. Baitler

Dennis J. Shaughnessy

Morton F. Zifferer

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) of our Board, which is comprised entirely of independent directors, oversees our executive compensation program and determines all compensation for our executive officers. From time to time, the Committee requests recommendations from our Chief Executive Officer (“CEO”) regarding the amounts, types and structure of our executive compensation. This section of the Consent Revocation Statement focuses on the compensation program for our CEO, Chief Financial Officer (“CFO”) and three other most highly compensated executive officers in fiscal year 2020, whom we refer to collectively as our “named executive officers”, or “NEOs”. Effective August 20, 2019, our Board of Directors appointed Sandip Mukerjee as President and Chief Executive Officer, to succeed Murray Wright. Mr. Wright continued to serve as a non-executive employee through the end of fiscal year 2020 to assist in transition. Our NEOs for purposes of this Compensation Discussion and Analysis are:

NEOs	Positions as of March 31, 2019
Murray Wright	President and CEO (through August 19, 2019)
Sandip Mukerjee	President and CEO (effective August 20, 2019)
Aric M. Spitulnik	Senior Vice President and CFO
Joseph M. Cawley	Senior Vice President
Douglas A. Rein	Senior Vice President
Elizabeth S. Robinson	Senior Vice President

Executive Summary

TESSCO operates in the extremely competitive and rapidly changing wireless communication product and service industry. The Committee believes that compensation programs for our NEOs should and do align the financial interests of the NEOs with those of our shareholders. The programs are designed to attract, motivate and retain talented executives for our long-term success.

Our current executive compensation programs established by the Committee are heavily weighted to incentive compensation that is “at risk”. The broad objectives of the programs are to:

●	Enable us to attract, retain and motivate executives who can significantly contribute to our short-term and long-term success, and to develop the overall talent of TESSCO;

●	Reward executives for the achievement of specific and overall business objectives;

●	Target compensation to be competitive with the organizations with which we compete for talent (although we do not engage in a formal benchmarking process);

●	Encourage and reward both profitable growth and operating efficiency;

●	To the extent equitable and practical, deliver compensation in a tax efficient and cost-effective manner;

●	Provide a rational and consistent compensation system that is well communicated and understood by the participants;

●	Tie a significant portion of compensation to the accomplishment of strategic goals and the creation of long-term shareholder value; and

●	Provide motivational programs that focus not only on compensation, but also leadership development and personal growth opportunities.

During fiscal year 2020, revenues totaled $540 million, an 11% decrease over the prior year, and gross profits totaled $92 million, a 24% decrease. Our selling, general and administrative expenses were down 5% compared to fiscal year 2019. Earnings (loss) per share decreased to ($2.53) as compared to $0.65 in the prior year. Fiscal year 2020 was impacted by a 30% reduction in the Retail segment as well as by a goodwill impairment of $11.7 million. Additionally, our fiscal year 2020 fourth quarter results were significantly impacted by the COVID-19 pandemic. Overall results achieved in fiscal year 2020 did not meet the minimum targets established by the Compensation Committee near the beginning of the year, and the variable payments made to our NEOs in fiscal year 2020 are reflective of these results.

Our executive compensation program generally includes several elements that, taken together, we believe allow us to achieve the best alignment of Company growth, long-term shareowner value and team member retention. These elements are:

●	Base salary

●	Performance-based and other incentive programs, consisting of

●	annual cash bonus based on Company performance

●	annual equity awards that, if earned, vest over a four-year period

●	periodic grants of stock options that vest over a four-year period

We strongly believe that our executives are properly motivated by appropriate base salaries and our pay for performance and other incentive programs. The Committee continues to believe equity-based compensation based on performance-based and time-vested stock grants are aligned with long-term shareholder interests. The Committee continually reevaluates its approach to executive compensation, and when circumstances are determined to justify it, the Committee makes adjustments. The Committee has more recently concluded that stock option grants to NEOs and others can also provide an effective retention and/or recruiting tool and additional incentive for driving long-term stock price growth and has increased its focus on stock option grants.

Subsequent to fiscal 2020 year end, during fiscal year 2021, the Committee also granted performance-based options to several members of management. These performance-based options generally provide rewards upon increased stock price, encourage retention and generally require that certain milestones be achieved as a condition to the full vesting of the option awards. These awards were issued in lieu of Performance Stock Units (PSUs) for fiscal year 2021. The Compensation Committee will continue to analyze the benefits and mix of both PSUs and options grants.

Components of NEO Compensation

The Company makes use of the following components for NEO compensation, which are approved by the Committee, with recommendations or input from management where appropriate:

Component	Purpose	Relationship to Performance	Fixed or Performance Based	Short or Long Term
Base Salary	To provide an appropriate level of market competitive fixed compensation to attract and retain executives.	Pre-set amount subject to adjustment based on individual performance.	Fixed	Short-Term

Performance-based Annual Cash Bonuses	To encourage annual results that create shareholder value.	Linked to actual achievement of predetermined Company objectives and personal performance.	Performance Based	Short-Term

Performance Stock Award Program	To encourage annual results that create shareholder value, and to provide retention incentive.	Linked to actual achievement of predetermined Company objectives. Shares, if earned, vest over a four-year period.	Performance Based	Long-Term

Restricted Stock Award Program	To encourage long-term retention and shareholder value through alignment with continuation of the Company’s dividend program.	Linked to continuation of the payment of dividends by the Company. Shares, if earned, cliff vest after a four-year period.	Performance Based	Long-Term

Stock Options	To encourage growth in shareholder value, and to provide retention incentive.	Based solely on growth in Company stock price from the grant date.	Fixed (though value increase dependent on positive stock performance)	Long-Term

Performance Stock Options	To encourage growth in shareholder value and the achievement of operating milestones, and to provide retention incentive.	Based on growth in Company stock price from the grant date and requires achievement of predetermined operating milestones.	Performance Based	Long-Term

Retirement and other benefits	To provide retention incentive and varying levels of nonperformance-based compensation.	NEO’s participate in the Company’s broad-based health and welfare, life insurance, disability and retirement programs and 401(k) Plan and Team Member Stock Purchase Plan, which are open to all of our employees.	Fixed	Long-Term

Design

The Committee believes that a major portion of NEO compensation should be at risk and subject to the financial performance of the Company. The only guaranteed forms of NEO compensation are base salaries and the benefit programs (most of which are generally available to all management employees). The remainder of compensation must be earned through the attainment of predetermined individual or Company financial performance objectives or milestones, approved by the Committee with recommendations or input from management as appropriate, or through increases in our stock value, as well as continued employment until predetermined dates. Our compensation programs are designed within a framework based on the achievement of pre-established financial targets or on stock performance. This creates an alignment of the financial interest of our NEOs with those of our shareholders by providing appropriate near- and long-term financial incentives that reward executives for enhanced shareholder value and for achieving objectives designed to enhance shareholder value.

Reward Metrics

A significant percentage of NEO compensation potential is at risk and performance-based. This performance-based compensation requires the achievement of specific performance targets intended to drive shareholder value over the long-term in order for the compensation to be paid and is designed to reward achievement of targeted financial results and individual performance. These performance metrics are based on financial measures regularly used by our management internally to understand, manage and evaluate our business and make operating decisions. The following table defines performance metrics used as an executive incentive measure, and states why the metric was selected and the compensation programs which use that metric. Other or additional requirements may also apply to these or other compensation programs used by the Company.

Metric	Definition	Why Selected	Pay Program
Diluted Earnings Per Share	Diluted earnings per share is calculated by dividing earnings by the weighted average number of diluted common shares outstanding for the period.	Earnings Per Share and Diluted Earnings Per Share are widely used by investors and analysts as a measure to evaluate a company’s performance.	Performance Stock Award Program

Operating Income	A measure of gross profit less selling, general and administrative expenses. All NEOs are accountable for overall operating income as well as of their individual units, if applicable.	Operating income is widely used by investors and analysts as a measure to evaluate a company’s performance. As opposed to EPS, operating income excludes the impact of the Company’s tax rate which is generally not subject to control by the Company’s executives.	Performance-based Annual Cash Bonus Program

Operating Margin	A measure of operating income divided by total revenues. All NEOs are accountable for either the overall operating margin or the operating margin of their individual units, if applicable.	Operating margin is widely used by investors and analysts as a measure to evaluate a company’s performance.	Performance-based Annual Cash Bonus Program

Return on Capital Employed (ROCE)	An internal metric that compares income before income taxes as a percentage of revenue in relation to the Company’s cash conversion cycle.	ROCE measures how well a company is generating profits from its capital. The ROCE ratio is considered an important profitability ratio and is used often by investors when screening for suitable investment candidates.	Performance-based Annual Cash Bonus Program

Individual Performance Factor	Generally, a subjective assessment of the executive’s collaboration and ability to deliver bottom-line financial results.	This measure assesses alignment and accountability while adding an element of subjectivity and discretion.	Performance-based Annual Cash Program

How Compensation is Determined

Opportunity for Shareholder Feedback. The Committee considered feedback from our shareholders regarding our executive compensation program. The advisory (non-binding) vote on our overall executive compensation policies and procedures first instituted in 2012 and continued in 2015, 2018 and 2019, and again this year provides shareholders with an opportunity to communicate their views on our executive compensation program on a regular basis.

At our 2020 Annual Meeting, our shareholders voted to approve, on an advisory (non-binding) basis, the compensation paid to the Company’s NEOs for fiscal year 2020. We have considered this “2020 say-on-pay vote” and we believe that strong support from our shareholders for the 2020 say-on-pay vote proposal indicates that our shareholders are supportive of our overall approach to executive compensation. At our 2018 Annual Meeting of Shareholders, our shareholders voted on an advisory (non-binding) basis to hold “say-on-pay” votes each year.

Base Salary. Base salary is the fixed component of the NEO’s annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. The Committee periodically reviews base salaries for our NEOs on its own initiative and at the recommendation of the CEO. In reviewing base salaries, the Committee considers each NEO’s level of responsibility, the size and complexity of their business unit, changes in duties and responsibilities, the business and overall and business unit financial results, the relationship among base salaries paid to others within TESSCO, and knowledge of base salaries paid by peers to comparable executives.

Mr. Mukerjee’s base salary has been set by contract and cannot be reduced. No other NEO has a base salary set by contract.

During fiscal year 2017, Ms. Robinson’s base salary was increased upon her appointment as Senior Vice President. Mr. Cawley’s base salary was set upon his appointment as a Senior Vice President in fiscal year 2020. Messrs. Rein and Spitulnik’s base salaries were last increased in fiscal year 2015. Accordingly, no NEO remaining from the prior fiscal year received a salary increase for fiscal year 2020.

Actual salaries paid to each NEO for fiscal year 2020 are set forth in the “Summary Compensation Table” under the heading, “Salary”.

Performance-Based Annual Cash Bonus Program. Cash bonus earning opportunities for each individual are expressed as a percentage of the actual base salary paid to the NEO during the fiscal year and are determined by the Committee. The percentages are determined by the Committee based upon the NEO’s job level and responsibilities and may vary for different officers or business units.

Early in each fiscal year, the Committee establishes specific performance objectives for the payment of cash bonuses for that year. The performance objectives for each year are aligned with TESSCO’s growth and diversification strategies and have included: earnings per share, operating income, operating margin, non-concentrated net profit contribution, unit/segment results, customer growth, return on capital employed, productivity measurements (i.e. net income as a percentage of revenues) and returns (i.e. return on assets). For fiscal year 2020, all performance objectives were annual targets. When establishing performance goals for a given period, the Committee reviews and discusses TESSCO’s business and financial plans for that year and key underlying assumptions, expectations under then-existing and anticipated market conditions, and the opportunity to generate shareholder value. Based on these and other factors, the Committee establishes the performance targets for purposes of cash bonuses.

Generally, following the close of each fiscal year (or other measurement period when applicable), the Committee determines whether the performance objectives for the period have been achieved and evaluates and then rates the individual performance of each of the NEOs for purposes of cash bonuses. This individual rating may increase or decrease the final cash bonus amount for a NEO. The Committee evaluates each NEO’s leadership skills and contribution by considering a variety of factors, including collaboration within the organization and the individual’s ability to drive bottom-line results.

Also see the “Summary Compensation Table” included herein, under the heading “Non-Equity Incentive Plan Compensation”.

Performance Stock Award Program and other Equity Incentives. The Committee believes that providing equity-based rewards to senior leaders and key contributors who are responsible for developing and successfully executing TESSCO’s growth strategies is in the best interests of all shareholders. The Company had granted Performance Stock Units (“PSUs”) to its NEOs and other key contributors in each fiscal year, beginning in fiscal year 2005 and through fiscal year 2020. TESSCO’s Performance Stock Award Program is designed to reward the achievement of business objectives that benefit shareholders, and to help retain a successful and tenured management team. While the Committee believes equity-based compensation based on both performance and time-based metrics, like PSUs, may generally be more aligned with long-term shareholder interests than stock options, it believes that stock option grants to NEOs can also serve as an effective retention and recruiting tool, and as additional incentive for driving long-term stock price growth. Therefore, the Committee uses both types of awards from time to time. Similar to cash bonuses, the Committee establishes specific performance objectives for the earning of shares under PSU awards. While those goals need not be the same as those established for cash bonuses, they are generally established on the basis of the same criteria and after similar consideration. However, the sole company performance metric for PSUs granted to date has been annual earnings per share, with the Committee typically establishing “threshold” and “target” earnings per share thresholds for each measurement year. Generally, no shares are earned if the “threshold” is not met, and a maximum number of shares are earned if the “target” is met, all consistent with the desire of the Committee to incent the executive officers to increase earnings per share for the benefit of all shareholders. Shares earned upon the satisfaction of performance measures for the applicable period vest and are issued over a four-year period, provided that the executive remains employed by the Company at the respective vesting dates. As with cash bonuses, each executive officer’s performance is evaluated and rated by the Committee, and this rating may increase or decrease the final number of shares earned, but in no circumstances can the number of shares earned exceed the number of PSUs granted.

Due to the inherent difficulties in predicting earnings per share performance over a period longer than one year, PSUs have typically been granted with one-year measurement periods, and four-year vesting period. The Committee believes this appropriately rewards the executive for company performance and presents a retention incentive.

Similar to cash bonuses, following the close of each fiscal year for which PSUs are issued, the Committee determines whether and to what extent the performance thresholds have been met for PSU purposes. When considering whether earnings per share performance thresholds have been met, the Committee considers the impact of these awards and payments under cash bonuses and all other cash and equity reward programs.

The Committee believes that our PSU program has worked to align the efforts of recipients toward increasing earnings and maximizing shareholder value, and rewarding recipients only upon achievement of pre-defined performance goals. The Committee endeavors to set the performance goals in alignment with shareholder interests and believes generally that the full earning of annual PSU grants should be contingent on not only growing the Company’s business, but also on producing superior results. We believe the fact that just under half of the PSUs granted since the inception of the PSU program in the aggregate were earned is clear testimony to this view. See table below, which reflects PSUs granted during, and earned or not earned in respect of performance for, the applicable fiscal year.

Fiscal Year	PSUs Granted	PSUs Earned	PSUs Not earned	% of PSUs Earned
2020	51,616	—	51,616	0%
2019	71,000	40,000	31,000	56%
2018	86,000	50,250	35,750	58%
2017	207,000	—	207,000	0%
2016	103,000	—	103,000	0%
2015	91,000	—	91,000	0%
2014	112,000	56,021	55,979	50%
2013	156,200	107,573	48,627	69%
2012	260,000	250,200	9,800	96%
2011	274,500	127,379	147,121	46%
2010	396,000	385,500	10,500	97%
2009	412,500	283,680	128,820	69%
2008	282,000	—	282,000	0%
2007	342,000	327,807	14,193	96%
2006	372,292	127,680	244,612	34%
2005	1,403,439	413,632	989,807	29%
Total/Average	4,620,547	2,169,722	2,450,825	47%

Following is a summary of the threshold, target and actual earnings per share amounts associated with the grant of PSU awards for each of the previous fifteen years, and the threshold and target earnings per share levels used for the PSUs granted to the NEOs and other key members of management. In each year, with the exception of fiscal year 2014, the PSU target required to earn all PSU’s granted has been set at a higher level than the previous year actual EPS. For fiscal year 2014, the targets remained the same as fiscal 2013, despite the transition of $213 million of revenue associated with our former relationship with AT&T.

Fiscal Year	PSU Threshold	PSU Target	Actual EPS
2020	$0.55	$0.85	$(2.53)
2019	0.45	0.83	0.65
2018	0.36	0.66	0.61
2017	0.50	1.00	0.17
2016	1.20	2.00	0.65
2015	2.06	2.33	1.04
2014	1.80	2.30	1.94
2013	1.80	2.30	2.15
2012	0.85	1.50	2.03
2011	1.27	1.50	1.27
2010	0.67	0.93	1.19
2009	0.73	1.15	0.82
2008	0.83	1.03	0.58
2007	0.44	0.55	0.77
2006	0.53	0.67	0.53

Since commencing the PSU award program, the Compensation Committee has also periodically utilized restricted stock awards and stock options as additional compensation for certain key executives, when circumstances are determined to so warrant. Mr. Wright was granted a stock option for 250,000 shares of our common stock upon commencement of his employment as CEO in September 2016 and has not received any additional stock options. Mr. Mukerjee was granted a stock option for 250,000 shares of our common stock shortly after commencement of his employment as CEO in August 2019. The use of stock options as a means of equity incentive compensation for NEOs and other senior executives has increased over the past several years, as compared to the previous decade or more. In fiscal year 2020, Mr. Spitulnik received stock options for 25,000 shares and Messrs. Rein and Cawley and Ms. Robinson received stock options for 17,000 shares. The exercise price for each of these options was equal to the trading price of our common stock on the respective grant dates. Historically, options have been granted with a maximum term of six years, although the 2019 Plan allows awards to have a term of up to ten years from the date of grant.

In addition to PSUs and stock options, the Compensation Committee, with concurrence of the full Board, previously granted restricted stock units, or RSUs, to each of the current NEOs, for varying numbers of shares of common stock. The number of shares earned under these RSUs is tied to the continuing declaration and payment of dividends on the common stock of the Company, and the RSUs generally cliff vest four years after the grant date. These RSUs create the potential for additional equity compensation to the recipient NEOs and further align the compensation of the NEOs with the Company’s dividend policy and the interests of its shareholders. In fiscal year 2020, Mr. Mukerjee received 19,000 RSUs. No other NEO received RSUs in fiscal year 2020.

Retirement and Other Benefits. The key retirement and other benefits provided to our NEOs, where applicable, are described below.

●	Executive Life and Long-term Care Insurance. NEOs, are provided life insurance benefits with coverage of between $250,000 and $500,000 ($1,000,000 for Mr. Wright and Mr. Mukerjee), including the option to accelerate up to 100% of this death benefit to be used for long-term care expenses.

●	Supplemental Long-Term Disability. If a NEO should become disabled and unable to work for a period lasting more than 90 days, this benefit will provide an additional level of income not covered by our group long-term disability plan. The group long-term disability plan provides coverage for up to two-thirds of salary and bonus, up to a maximum base salary of $144,000. See the “Potential Payments Upon Termination or Change in Control” section below for details on each executive’s current disability coverage.

●	Excess Liability Insurance. NEOs are provided with excess liability coverage of up to $10,000,000.

●	401(k) Plan and Team Member Stock Purchase Plan. NEOs are also eligible to participate in our 401(k) and Team Member Stock Purchase Plan, which are both open to all employees.

Executive Perquisites. The Committee believes that it has taken a conservative approach to perquisites. Mr. Wright was provided with golf and social club memberships, used primarily for corporate development and business generation purposes, while serving as President and CEO See the “Summary Compensation Table” for an itemized disclosure of perquisites for Mr. Wright. Each of the other NEOs was the beneficiary of minor perquisites in fiscal year 2020, which totaled less than $10,000 for each. The Committee has considered these perquisites and has determined them to be reasonable and appropriate.

Fiscal Year 2020 Compensation

This section provides an explanation and analysis of the decision-making behind the compensation provided to NEOs for fiscal year 2020.

1.	Base Salary. No NEO base salary was changed in fiscal year 2020, except for that of Mr. Cawley, which was increased upon his appointment as a Senior Vice President. Messrs. Rein and Spitulnik and Ms. Robinson’s base salaries remained at $345,000, $275,000 and $275,000, respectively. Messrs. Rein and Spitulnik’s base salaries were last increased in fiscal year 2015. Ms. Robinson’s salary was set in fiscal year 2018 upon her appointment as a Senior Vice President. Mr. Cawley’s salary of $275,000 was set upon his appointment as a Senior Vice President in April 2019. Mr. Wright’s salary was set at $550,000 upon his appointment as President and CEO during fiscal year 2017. Mr. Mukerjee’s salary was set at $550,000 upon his appointment as President and CEO in August 2019. The Committee believes that all NEO salaries are consistent with the Committee’s philosophy of heavily weighting total compensation toward “at-risk” incentive compensation.

2.	Performance-based Annual Cash Bonuses. At the beginning of fiscal year 2020, the Committee established various annual performance targets for purposes of a cash bonus plan. Cash bonus earning opportunities for each individual are expressed as a percentage of the actual base salary paid to the NEO during the fiscal year, and are determined by the Committee. These cash bonus earning opportunities for fiscal year 2020 were 100% for Mr. Wright and Mr. Mukerjee and 65% for Messrs. Cawley, Rein, Spitulnik and Ms. Robinson. The earning opportunity for fiscal year 2021 remains the same. Mr. Wright’s bonus opportunity was limited to the pro-rated time that he spent as CEO during fiscal year 2020.

For fiscal year 2020, cash bonuses were determined on the basis of EPS, operating income, operating margin and ROCE metrics for each NEO and an evaluation of individual performance. Each NEO’s individual performance was subjectively assessed by the Committee, with input from the CEO, where applicable, and assigned an individual performance factor between 0% and 125%. The individual performance factor was then multiplied by the output of the Company earnings per share performance component. Based on actual results in fiscal year 2020, minimum targets as set by the Compensation Committee for cash bonuses were not achieved, and no NEO earned any of their cash bonus opportunity, except for Mr. Mukerjee. In connection with Mr. Mukerjee’s appointment, he entered into an Employment Agreement with the Company under which he was guaranteed a cash bonus only for fiscal year 2020 of not less than 75% of the pro-rated portion of his annual opportunity. Accordingly, Mr. Mukerjee earned a bonus for fiscal year 2020 of $250,673.

[12]	Note to Draft: Company to confirm if Mr. Mukerjee receives the same level of cover.
[13]	Note to Draft: Company to confirm if Mr. Mukerjee receives the same level of cover.

3.	Performance Stock Award Program. For fiscal year 2020, the Committee decided to continue the practice of granting NEOs annual long-term incentive awards in the form of PSUs. The Committee began the practice of issuing PSUs in fiscal year 2005 and has granted PSUs every year since. Similar to cash bonuses, the Committee established specific performance objectives for the earning of shares pursuant to PSUs with a fiscal year 2020 measurement year. The fiscal year 2020 threshold and target earnings per share metrics were set at $0.55 and $0.85, respectively (fiscal year 2019 earnings per share were $0.65). Shares earned under PSU awards can be factored up (to 125%) or down (to 0%) based on the individual performance factor for each executive, but in no circumstances can the number of shares earned under each PSU award be greater than the amount of PSUs granted pursuant to the award. For PSU’s granted in early fiscal year 2020 with a fiscal year 2020 measurement year, none were earned. For comparison, since the inception of the Performance Stock Award program in fiscal 2005 and including fiscal year 2020, on average 47% of annual PSU awards are earned—see table above under the heading “Performance Stock Award Program and other Equity Incentives”. If and when earned based on performance, shares vest ratably in four installments, commencing on or about May 1 following the close of the measurement year and continuing on or about May 1 of the three succeeding years, provided the participant remains employed by or affiliated with the Company on these dates, but subject to acceleration upon the occurrence of certain events. Hence, PSU awards also encourage continued employment with the Company. The Committee believes that Performance Stock Awards in the form of PSUs are an effective way to attract and retain a talented executive team and align executives’ interests with those of shareholders.

4.	Stock Options. The Committee believes that stock option grants to NEOs can sometimes also provide an effective retention and recruiting tool, and an additional incentive for driving long-term stock price growth. During fiscal year 2020 the Committee granted a stock option for 17,000 shares of our common stock to each of Messrs. Cawley and Rein, and to Ms. Robinson, and for 25,000 shares to Mr. Spitulnik. In addition, Mr. Mukerjee was granted a stock option for 250,000 shares of common stock in connection with his Employment Agreement. The Committee believes stock options are an effective way to improve retention and directly tie the Company’s stock performance to management compensation. Stock options have an exercise price equal to the grant date stock price, and those issued in fiscal 2020 have a term of six years after the issue date, and generally vest over a four-year period, but are subject to acceleration upon the occurrence of certain events.

5.	Retirement and other Benefits. The Committee has determined that providing retirement, severance and other benefits is necessary to remain competitive and to further the goals of the Committee in attracting, retaining and motivating executives who can significantly contribute to our short-term and long-term success, and to develop the overall talent of the Company. The NEOs are also eligible to participate in the same medical, dental and similar welfare benefit programs that are available to our other employees.

Tax Deductibility of Compensation

The Committee considers the anticipated tax treatment to the Company and to the NEOs when reviewing the executive compensation and other compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee’s overall compensation philosophy and objectives. The Committee considers ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

The Internal Revenue Code generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to individual NEOs. Previously, this limitation generally did not apply to compensation to certain NEOs that met certain requirements for “qualifying performance-based compensation.” The Committee had generally sought to structure, where practicable, performance-based compensation in a manner intended to satisfy the requirements for deductible compensation, but at the same time reserving the right to pay compensation that does not qualify as deductible. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was enacted, which, among other things, repealed the “qualifying performance-based compensation” exception described in this paragraph. Accordingly, we generally expect that compensation paid to our NEOs in excess of $1 million will not be deductible, unless we are able to qualify for an exception for qualifying compensation provided pursuant to a binding written contract in effect as of November 2, 2017, and which is not materially modified.

The compensation that we pay to the NEOs is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation.

Risk Considerations

The Compensation and Audit Committees periodically consider the risks associated with the structure of the Company’s executive compensation plans. These committees regularly review the various compensation programs, identify plan design features that could potentially encourage imprudent risk taking for short-term gain, and assess the presence or absence of controls that mitigate potential risks. These committees believe that the Company’s overall control environment is strong and that our executive compensation programs have a number of risk mitigation factors, including:

●	The vast majority of our incentive compensation programs (cash and equity, but excluding stock options) are based on the achievement of corporate-wide strategic and financial performance objectives;

●	A significant portion of executive compensation is comprised of equity awards that vest over an extended period, usually four years.

Based on this review, the Compensation and Audit Committees, with the concurrence of the full Board, believe that the risks associated with the Company’s compensation policies and practices are not reasonably likely to result in a material adverse effect on the Company.

Stock Plan

The Company’s Third Amended and Restated 1994 Stock and Incentive Plan, or the “1994 Plan”, was our only active equity incentive plan for equity grants and awards, until the adoption of the 2019 Stock and Incentive Plan, or the “2019 Plan”, by our Board in June 2019. The 2019 Plan was approved by shareholders at the 2019 Annual Meeting of Shareholders. The Committee and the Board believe that the ability to offer equity compensation incentives to eligible participants, and particularly to our current and prospective senior management, is of paramount importance to our long-term success. The 2019 Plan provides for the grant or award to regular full-time employees (including officers) and non-employee directors of stock options, stock appreciation rights, restricted stock, restricted stock units and other performance awards, which may be denominated in shares of common stock or other securities of the Company.

The maximum number of shares of common stock with respect to which awards may be granted under the 2019 Plan is 1,787,187, subject to further adjustment from time to time to reflect future stock splits and other similar events. As of May 28, 2020, there were 407,222 shares of common stock available for future awards under the 2019 Plan. The shares of common stock underlying any awards granted under the 2019 Plan, or awards previously granted under the 1994 Plan, that either expire or are terminated or cancelled for any reason, without the issuance of the shares or payment in accordance with the terms of the corresponding award agreement, are returned to the pool of shares available for future awards under the 2019 Plan. The terms of the 1994 Plan remain applicable to awards granted under the 1994 Plan.

In addition, the Company maintains the Team Member Stock Purchase Plan. This plan permits eligible employees to purchase up to an aggregate of 450,000 shares of the Company’s common stock at 85% of the lower of the market price on the first day of a six-month period and the market price on the last day of that same six-month period. During fiscal year 2020, an aggregate of 34,829 shares were sold to employees under this plan. The number of shares of common stock available under this plan as of May 28, 2020 was 148,273.

Equity Compensation Plan Information

The following table sets forth information as of March 29, 2020, the last day of the Company’s fiscal year 2020, with respect to the 1994 Plan, the 2019 Plan and the Team Member Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,019,358	(1)	$13.76	(2)	834,200	(3)

(1)	Includes an aggregate of 89,000 shares of common stock that comprise the non-vested portion of the restricted stock units, or RSUs, made to various non-employee directors and executives, an aggregate of 68,358 shares of common stock subject to issuance pursuant to performance stock units, or PSUs, and an aggregate of 862,000 shares of common stock subject to issuance pursuant to outstanding stock options, in each case granted pursuant to the 1994 Plan or the 2019 Plan. Of the 68,358 shares subject to issuance pursuant to PSUs, 35,242 shares have been earned and have been or will be issued ratably over the term of the corresponding PSU, on or about May 1, 2020, 2021, 2022 and 2023, as applicable. The remaining 33,116 shares were not earned on the basis of fiscal year 2020 performance and were cancelled in May 2020. The amount appearing above does not reflect this cancellation. This amount also does not reflect an additional 21,000 RSUs granted on May 15, 2020, which provide non-employee directors with the opportunity to have issued to them at a later date, upon vesting, up to an aggregate of 21,000 shares of the Company’s common stock over a four-year period, provided that the respective participants remain associated with the Company (or meet other criteria as prescribed in the applicable award agreement), nor does it reflect an aggregate of 65,821 shares of restricted stock granted to the Company’s’ non-employee directors in lieu of certain cash director fees for fiscal 2021, and in respect of which (or part of which) the risk of forfeiture will lapse on July 1, 2021, or earlier upon the occurrence of certain events. This amount also does not reflect stock options and performance stock options issued on either April 30, 2020 or May 15, 2020 for an aggregate of 225,000 shares of our common stock (160,000 of these stock options are similar to prior options in that they have no performance milestones; the remaining 65,000 stock options generally also require that certain milestones to be met as a condition to full or partial vestings). These stock options were granted with an exercise price equal to the most recent closing price of the Company’s common stock prior to the grant, vest over four years (assuming in the case of those options that the performance requirements are also met) and expire six years after the date of grant.

(2)	Does not reflect any impact for shares issuable pursuant to PSUs, RSUs or restricted stock, as these instruments do not include an exercise price. The above amount reflects the weighted averaged exercise price of the 862,000 stock options outstanding at the end of fiscal year 2020.

(3)	Includes 148,276 shares of common stock available for purchase under the Team Member Stock Purchase Plan and 685,927 shares remaining available for issuance pursuant to future awards under the 2019 Plan. This amount does not reflect the 21,000 RSUs, 65,821 shares of restricted stock or the stock options for 225,000 shares, all granted on May 15, 2019 after our 2020 fiscal year-end, as described in footnote (1) above. This amount also does not reflect the PSUs for an aggregate of 33,116 shares that were cancelled in May 2020. All of these shares were subsequently added back to the number of shares available for future award under the 2019 Plan, upon cancellation of the PSUs.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to the Company’s NEOs during fiscal years 2020, 2019, and 2018.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation		Total(18)
Murray Wright, President and CEO	2020	550,000	163,700	—	—	46,808	(4)	760,508
(through 8/19/20 and as a non-executive employee	2019	550,000	155,800	—	167,750	59,325	(5)	932,875
for remainder of the fiscal year)	2018	550,000	343,640	—	540,375	71,642	(6)	1,505,657
Sandip Mukerjee President and CEO (effective 8/20/20)	2020	334.231	318,892	435,000	250,673	40,880	(7)	1,379,676
Douglas A. Rein,	2020	345,000	40,925	66.470	—	16,694	(8)	469,089
President, Performance Systems and Operations	2019	345,000	77,900	37,600	69,396	16,855	(9)	545,751
	2018	345,000	99,340	72,300	220,326	16,579	(10)	753,545
Aric M. Spitulnik,	2020	275,000	40,925	97.750	—	13,661	(11)	427,336
Senior Vice President, CFO and Corporate Secretary	2019	275,000	77,900	47,000	64,519	13,537	(12)	477,959
	2018	275,000	133,420	72,300	175,622	12,690	(13)	669,032
Elizabeth S. Robinson,	2020	275,000	40,925	66.470	—	13,725	(14)	396,120
Senior Vice President,	2019	275,000	77,900	42,300	99,564	13,272	(15)	508,036
Retail and Mobility	2018	275,000	133,420	72,300	199,125	12,660	(16)	692,508
Joseph M. Cawley	2020	263,846	40,925	66.470	—	15,215	(17)	386,456
Senior Vice President, Information Technology

(1)	This column represents the number of PSUs and RSUs granted for the corresponding measurement year, without regard to the number of PSUs actually earned or RSUs vested, multiplied by the grant date fair value (calculated as the closing price of our common stock as reported by Nasdaq on the date of grant minus the present value of dividends expected to be paid on the common stock before the PSU and RSU vest, because dividends or dividend-equivalent amounts do not accrue and are not paid on unvested PSUs and RSUs). The grant date fair value of PSUs for fiscal years 2020, 2019, and 2018 was $16.37 ($12.70 for Mr. Mukerjee), $15.58, and $12.78, respectively. The grant date fair value of RSUs, which were only granted in fiscal year 2020 to Mr. Mukerjee was $12.70, and for those RSUs granted during fiscal year 2018 was $11.36. These grant date fair value determinations were computed in accordance with FASB ACS Topic 718. In fiscal year 2020, no PSUs were earned and therefore no grant date value was actually earned. In fiscal year 2019, 62.5% of PSUs were earned and began vesting ratably in four annual installments beginning in May 2019. In fiscal year 2018, 75% of PSUs were earned and began vesting ratably in four annual installments beginning in May 2018. RSUs are earned on the basis of dividends declared and paid over a four-year period. For a discussion of the assumptions made in the valuation of these awards see Note 14 to the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2020.

(2)	This column represents the aggregate grant date fair value of stock option awards, computed in accordance with FASB ACS Topic 718.

(3)	Represents cash bonuses paid pursuant to the Company’s cash bonus program. In the case of Mr. Mukerjee’s fiscal year 2020 bonus, this amount represents a minimum payment provided for under the terms of his employment agreement for fiscal year 2020. There is no minimum bonus included for any future fiscal years.

(4)	Represents $7,000 allocated to Mr. Wright’s Retirement Savings Plan Account, $16,862 in premiums for supplemental life insurance and long-term care coverage, premiums of $12,977 for supplemental long-term disability coverage, and $6,882 in premiums for excess liability coverage; and $13,267 for membership fees to various organizations that are used either exclusively or primarily for corporate development and business generation purposes. Total membership fees included annual dues of $13,267 paid to a club that requires that specific individuals be designated as members, even though this is a corporate membership. In 2020, Mr. Wright was designated as a member.

(5)	Represents $6,875 allocated to Mr. Wright’s Retirement Savings Plan Account, $20,185 in premiums for supplemental life insurance and long-term care coverage, premiums of $12,957 for supplemental long-term disability coverage, and $6,148 in premiums for excess liability coverage; and $26,117 for membership fees to various organizations that are used either exclusively or primarily for corporate development and business generation purposes. Total membership fees included annual dues of $21,174 paid to a club that requires that specific individuals be designated as members, even though this is a corporate membership. In 2019, Mr. Wright was designated as a member.

(6)	Represents $6,750 allocated to Mr. Wright’s Retirement Savings Plan Account, $20,185 in premiums for supplemental life insurance and long-term care coverage, premiums of $12,977 for supplemental long-term disability coverage, and $5,613 in premiums for excess liability coverage; and $26,117 for membership fees to various organizations that are used either exclusively or primarily for corporate development and business generation purposes. Total membership fees included annual dues of $25,642 paid to a club that requires that specific individuals be designated as members, even though this is a corporate membership. In 2018, Mr. Wright was designated as a member.

(7)	Represents $4,231 allocated to Mr. Mukerjee’s Retirement Savings Plan Account, $25,221 in premiums for supplemental life insurance and long-term care coverage and premiums of $11,318 for supplemental long-term disability coverage.

(8)	Represents $7,000 allocated to Mr. Rein’s Retirement Savings Plan Account, $4,728 in premiums for supplemental life insurance and long-term care coverage, $2,832 in premiums for supplemental long-term disability coverage and $2,134 for excess liability coverage.

(9)	Represents $6,875 allocated to Mr. Rein’s Retirement Savings Plan Account, $5,171 in premiums for supplemental life insurance and long-term care coverage, $2,838 in premiums for supplemental long-term disability coverage and $1,971 for excess liability coverage.

(10)	Represents $6,750 allocated to Mr. Rein’s Retirement Savings Plan Account, $5,170 in premiums for supplemental life insurance and long-term care coverage, $2,838 in premiums for supplemental long-term disability coverage and $1,821 for excess liability coverage.

(11)	Represents $7,000 allocated to Mr. Spitulnik’s Retirement Savings Plan Account, $3,401 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,126 for supplemental long-term disability coverage, and $2,134 in premiums for excess liability coverage.

(12)	Represents $6,875 allocated to Mr. Spitulnik’s Retirement Savings Plan Account, $3,565 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,126 for supplemental long-term disability coverage, and $1,971 in premiums for excess liability coverage.

(13)	Represents $6,178 allocated to Mr. Spitulnik’s Retirement Savings Plan Account, $3,565 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,126 for supplemental long-term disability coverage, and $1,821 in premiums for excess liability coverage.

(14)	Represents $7,000 allocated to Ms. Robinson’s Retirement Savings Plan Account, $3,448 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,143 for supplemental long-term disability coverage, and $2,134 in premiums for excess liability coverage.

(15)	Represents $6,875 allocated to Ms. Robinson’s Retirement Savings Plan Account, $3,283 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,143 for supplemental long-term disability coverage, and $1,971 in premiums for excess liability coverage.

(16)	Represents $6,461 allocated to Ms. Robinson’s Retirement Savings Plan Account, $3,283 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,095 for supplemental long-term disability coverage, and $1,821 in premiums for excess liability coverage.

(17)	Represents $7,000 allocated to Mr. Cawley’s Retirement Savings Plan Account, $6,151 in premiums for supplemental life insurance and long-term care coverage, premiums of $1,851 for supplemental long-term disability coverage, and $2,134 in premiums for excess liability coverage.

(18)	In fiscal year 2020, the percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation was, 72% for Mr. Wright, 66% for Mr. Mukerjee, 74% for Mr. Rein, 64% for Mr. Spitulnik, 69% for Ms. Robinson and 68% for Mr. Cawley. In fiscal year 2019, the percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation was, 77% for Mr. Wright, 76% for Mr. Rein, 71% for Mr. Spitulnik and 73% for Ms. Robinson. In fiscal year 2018, the percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation was, 72% for Mr. Wright, 75% for Mr. Rein, 67% for Mr. Spitulnik and 68% for Ms. Robinson.

Grants of Plan-Based Awards in Fiscal Year 2020

The following table provides information about cash and equity awards granted to or earned by the NEOs for fiscal year 2020. All of the equity grants have been made under either the 1994 Plan or the 2019 Plan. Grants of non-equity incentive plan awards are made under the Company’s Cash Bonus Plan.

	Award	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awarded (#)		Grant Date Fair	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Type	Date	Threshold	Target	Maximum	Threshold(2)	Target(2)	Value(3)	Options (#)	($/Sh)	Awards(4)
Murray Wright	Cash Bonus	5/10/19	165,000	550,000	825,000
	PSUs	5/10/19				3,000	10,000	16.37	—	—	163,700
Sandip Mukerjee	Cash Bonus	8/20/19	100,269	334,231	501,347
	PSUs	8/20/19				1,835	6,116	12.70			77,673
	Stock Options	11/15/19							250,000	$11.52	435,000
Douglas A. Rein	Cash Bonus	5/10/19	67,275	224,250	336,375
	PSUs	5/10/19				750	2,500	16.37			40,925
	Stock Options	5/10/19							17,000	$18.03	66,470
Aric M. Spitulnik	Cash Bonus	5/10/19	53,625	178,750	268,125
	PSUs	5/10/19				750	2,500	16.37			40,925
	Stock Options	5/10/19							25,000	$18.03	97,750
Elizabeth S. Robinson	Cash Bonus	5/10/19	53,625	178,750	268,125
	PSUs	5/10/19				750	2,500	16.37			40,925
	Stock Options	5/10/19							17,000	$18.03	66,470
Joseph M. Cawley	Cash Bonus	5/10/19	53,625	178,750	268,125
	PSUs	5/10/19				750	2,500	16.37			40,925
	Stock Options	5/10/19							17,000	$18.03	66,470

(1)	Represents possible payouts under the annual cash bonus program for fiscal year 2020. See “Compensation Discussion and Analysis” for more information on the annual cash bonus program, including other incentive paid to NEOs during fiscal year 2020.

(2)	The target column represents the maximum number of shares available to be earned at any time under Performance Stock Units, or PSUs, awarded to each NEO in fiscal year 2020. In no instances can the maximum payout exceed the number of shares represented by the number of PSUs identified in the target column. PSUs are earned based on an earnings per share measurement compared to the threshold and target goals in the applicable agreements, as well as individual performance. The threshold column as applicable to PSUs reflects the expected minimum number of shares to be earned upon the Company meeting the applicable minimum fiscal year performance metrics for which PSUs may be earned, without regard to individual performance or other factors that may reduce the stated amount. Any shares that are earned vest ratably in four installments, commencing on or about May 1 following the close of the measurement year and continuing on or about May 1 of the next three years provided that the NEO remains employed by the Company (or meets other criteria as prescribed in the applicable award agreement).

(3)	This column represents the grant date fair value of each PSU computed in accordance with the FASB ASC Topic 718.

(4)	This column represents the aggregate grant date fair value for the award identified in the corresponding row computed in accordance with FASB ASC Topic 718, by multiplying by the number of PSUs or options covered by the applicable award by the grant date fair value per share.

Outstanding Equity Awards at 2020 Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(1)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Murray Wright	218,750	31,250	$12.57	9/1/22	3,750	(2)	21,000
					11,994	(3)	67,166	7,006	(3)	39,234
					4,687	(4)	26,247
Sandip Mukerjee	—	250,000	$11.52	11/15/25
					2,494	(6)	13,966	16,506	(3)	92,434
Douglas A. Rein	21,250	8,750	$14.75	5/10/23	1,874	(2)	10.494
	17,083	2,917	$12.05	10/26/22	2,525	(3)	14,140	1,475	(3)	8,260
	20,000	—	$22.64	7/21/23	2,344	(4)	13,126
	3,667	4,333	$17.55	5/10/24
	—	17,000	$18.03	5/10/25
Aric M. Spitulnik	21,250	8,750	$14.75	5/10/23	1,874	(2)	10,494
	17,083	2,917	$12.05	10/26/22	4.419	(3)	24,746	2,581	(3)	14,454
	20,000	—	$22.64	7/21/23	2,344	(4)	13,126
	4,583	5,417	$17.55	5/10/24
	—	25.000	$18.03	5/10/25
Elizabeth S. Robinson	21,250	8,750	$14.75	5/10/23	1,874	(2)	10,494
	8,542	1,458	$12.05	10/26/22	4,419	(3)	24,746	2,581	(3)	14,454
	4,125	4.875	$17.55	5/10/24	2,344	(4)	13,126
	—	17,000	$18.03	5/10/25
Joseph M. Cawley	6,875	3,125	$13.35	6/12/23	1,874	(2)	10,494
	3,208	3,792	$17.55	5/10/24	2,525	(3)	14,140	1,475	(3)	8,260
	—	17,000	$18.03	5/10/25	1,875	(4)	10,500

(1)	Represents options issued during fiscal years 2020, 2019, 2018 and 2017, as applicable. The grant date for each option is the date six years prior to the expiration date. The exercise price was equal to the stock price on the date of the grant. The options vest 25% on the first anniversary of the grant date and then 1/36 each month for the next 3 years, subject to possible acceleration of vesting or forfeiture.

(2)	Relates to a PSU award made May 10, 2017 which was earned on the basis of fiscal 2018 performance and has a four-year vesting period. The remaining non-vested shares will vest on or about May 1, 2021.

(3)	Relates to RSU awards granted August 8, 2017, which are earned over the four-year period following the date of grant where the percentage of shares earned is calculated by dividing the aggregate cumulative dividends declared and paid on Company common stock over that period by $3.20. Subject to certain exceptions, the RSUs, insofar as earned, do not vest, and no shares are issued, until the expiration of the four-year period, and only if the NEO then remains employed by the Company. As of fiscal 2020 year end, each of these RSUs was 63.1% earned but remain subject to vesting at the end of the four-year period.

(4)	Relates to a PSU award made May 10, 2018 which is earned on the basis of fiscal 2019 performance and has a four-year vesting period. The remaining non-vested shares will vest ratably in equal annual installments on or about May 1 of each of 2021 and 2022.

(5)	Based on the closing price of TESSCO common stock as reported by Nasdaq on the last trading day of our fiscal year 2020, March 27, 2020 ($5.60).

(6)	Relates to an RSU award granted August 20, 2019, which is earned over the four-year period following the date of grant, where the percentage of shares earned is calculated by dividing the aggregate cumulative dividends declared and paid on Company common stock over that period by $3.20. Subject to certain exceptions, the RSUs, insofar as earned, do not vest and no shares are issued until the expiration of the four-year period, and only if the NEO then remains employed by the Company. As of fiscal 2020 year end, each of these RSUs was 13.1% earned but remain subject to vesting at the end of the four-year period.

Option Exercises and Stock Vested for Fiscal Year 2020

The following table summarizes the vesting of stock awards for each of the NEOs during fiscal year 2020. No options were exercised by any of the NEOs during fiscal year 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)(2)
Murray Wright	3,438	61,987
Sandip Mukerjee	—	—
Douglas A. Rein	1,719	30,994
Aric M. Spitulnik	1,719	30,994
Elizabeth S. Robinson	1,719	30,994
Joseph M. Cawley	1,563	28.181

(1)	Reflects shares of common stock related to PSU awards made May 10, 2017 and May 10, 2018. In accordance with the terms of the applicable PSU award, these shares vested May 10, 2019, when the closing market price of our common stock as reported by Nasdaq was $18.03 per share.

(2)	Reflects the grant date fair value of the aggregate number of shares of common stock issued on the vesting date.

Nonqualified Deferred Compensation for Fiscal Year 2020

We do not offer a nonqualified deferred compensation plan to our NEOs.

Employment Agreements/Payments upon Termination or Change in Control

The information contained in this section details the estimated incremental value transfer that a currently employed NEO would receive in various scenarios relating to a termination of employment or a change in control. All payments that would be made to any current NEO assume that the triggering event occurred as of March 29, 2020, the last day of our fiscal year 2020, unless otherwise noted. The value of stock transactions discussed below have been calculated using a price of $5.60, the closing price of our stock as reported by Nasdaq on March 27, 2020, the last trading day prior to the end of our 2020 fiscal year on March 29, 2020. The actual amounts that would be paid to any current NEO can only be determined at the time and based upon the circumstances of an actual termination of employment and would vary from those listed below. This section does not address compensation that is unaffected by these various scenarios. Certain of the terms used below, such as “good reason”, “disability”, “cause” and others, may be defined under the terms of the applicable employment agreements or other contracts between the Company and the applicable officer.

Mr. Wright

Under the terms of letter agreement between the Company and Mr. Wright dated August 14, 2019, which amended the Employment Agreement between the Company and Mr. Wright, Mr. Wright transitioned to a non-executive employee on August 20, 2019, when Mr. Mukerjee joined the Company as President and CEO. Mr. Wright continued as a non-executive employee of the Company through March 31, 2020, when in accordance with the letter agreement Mr. Wright’s employment terminated without cause. In the highly unlikely event that Mr. Wright’s employment was terminated by the Company without cause on March 29, 2020, the last day of our fiscal year and two days prior to the scheduled termination of Mr. Wright’s employment on March 31, 2020, certain punitive provisions of the letter agreement would have applied and Mr. Wright would have been entitled to a severance payment equal to two times his then current base salary ($550,000) paid in equal installments over a twelve-month period, in addition to the following items (to which he was also entitled upon termination of his employment as of March 31, 2019 or upon a change in control occurring on March 29, 2020):

●	Mr. Wright would have been eligible to receive a cash bonus under the Company’s management cash bonus program prorated for the time that Mr. Wright served as CEO during fiscal 2020. The Company did not meet the minimum performance metrics and, therefore, Mr. Wright did not earn any cash bonus for fiscal 2020, nor would he have been entitled to any cash bonus upon termination of employment or a change in control occurring on March 29, 2020.

●	Shares earned under fiscal year 2019, 2018 and 2017 PSU grants that remained unvested at March 29, 2020 would have immediately vested, and these earned shares vested in any event upon termination of his employment on March 31, 2020. Mr. Wright received a total of 8,437 shares related to these PSUs having a value of $41,257 on March 31, 2020. These shares would have had a value of $47,247 on March 27, 2020, the last trading day prior to the end of our fiscal year on March 29, 2020.

●	Vesting of all shares earned through March 29, 2020 under Mr. Wright’s restricted stock unit award, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20. This represented 11,994 shares on both March 31, 2020 and March 29, 2020, and had a value of $58,651 on March 31, 2020, and would have had a value of $67,166 on March 27, 2020, the last trading day prior to the end of our fiscal year on March 29, 2020.

●	Mr. Wright’s outstanding stock options continued to vest through the date of termination. In accordance with this agreement, Mr. Wright’s vested and outstanding stock options will, generally, remain exercisable from time to time until March 31, 2022, after which the stock options will no longer be exercisable and will terminate. As of the scheduled date of termination of employment on March 31, 2020, Mr. Wright had vested and outstanding stock options for 223,958 shares. The intrinsic value of these vested and then exercisable stock options (with an exercise price of $12.57 per share which is higher than $4.89, the closing price of our stock as reported by Nasdaq on the date of termination, March 31, 2020)) was $0. Had Mr. Wright’s employment ended earlier, on March 29, 2020, Mr. Wright would have had vested and outstanding stock options for 218,750 shares. The intrinsic value of these vested and exercisable stock options (with an exercise price of $12.57 per share which is higher than $5.60, the closing price of our stock as reported by Nasdaq on March 27, 2020, the last trading day prior to the end of our fiscal year on March 29, 2020, was also $0.

Mr. Mukerjee

The termination or separation of the employment of Mr. Mukerjee is governed in part by an Employment Agreement, dated as of August 20, 2019. The discussion appearing below details the benefits and timing of payouts associated with each termination of employment noted in the agreement, and under the applicable PSU awards, stock options and other arrangements, as of March 29, 2020, the last day of our fiscal year 2020. In addition, Mr. Mukerjee is entitled to base salary and other compensation earned then to date but not yet paid. The discussion below is qualified in its entirety by the terms of the Employment Agreement and the applicable award agreements.

Termination by the Company without cause or resignation by Mr. Mukerjee for good reason not in connection with or following a Change in Control.

●	Two times Mr. Mukerjee’s current base salary (currently $550,000) paid in equal installments over a twelve-month period.

●	Full vesting of all shares earned under prior fiscal year PSU awards, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company (none as of March 29, 2020).

●	Vesting of all shares earned to date under Mr. Mukerjee’s RSUs, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20. This represents 2,494 shares having a value of $13,966.

●	Any accrued bonus at the date of termination ($250,673 for fiscal year 2020).

●	Mr. Mukerjee would be entitled to exercise the stock option granted to him near the commencement of his employment for up to 250,000 shares to the same extent that such options would have been exercisable on the termination date, for a period of three months thereafter (but in no event later than the option expiration date). The intrinsic value of these currently exercisable stock options (with an exercise price of $11.52 per share which is higher than $5.60, the closing price of our stock as reported by Nasdaq on March 27, 2020, the last trading day prior to the end of our fiscal year on March 29, 2020), would be $0.

●	If Mr. Mukerjee elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health plan, the Company will continue to pay its then-current portion of the cost of such coverage, for a period of one (1) year following the termination date.

Termination due to Mr. Mukerjee’s death or disability.

●	Full vesting of all shares earned under all PSU awards, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company (none as of March 29, 2020).

●	Vesting of all shares earned to date under Mr. Mukerjee’s RSU award, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20. This represents 2,494 shares having a value of $13,966.

●	Any accrued bonus at the date of termination ($250,673 for fiscal year 2020).

●	In the event of his death, his designated beneficiary will receive $1,000,000 in life insurance benefits or long-term care.

●	Disability benefits under a supplemental disability policy until he reaches age 65 at an amount equal to 65% of current base salary.

●	Mr. Mukerjee would be entitled to exercise stock options to the same extent that such options would have been exercisable on the termination date, for a period of twelve months thereafter (but in no event later than the option expiration date). Mr. Mukerjee currently has no exercisable stock options.

Upon a Change in Control

●	If the employment of Mr. Mukerjee is terminated by the Company (or its successor) without cause or by him upon resignation for good reason, or upon death or disability, in either case following a change in control, he is entitled to be paid the same cash amounts, and to continued COBRA benefits, as are described above as payable or available upon termination without cause or for good reason and not in connection with or following a change in control.

●	Upon a change in control, PSUs held by Mr. Mukerjee and related to the 2020 fiscal year would become earned as though earnings per share equals the target earnings per share as specified in applicable PSU agreement, and Mr. Mukerjee’s individual performance factor is assumed to be 100%. These PSUs would vest immediately. Mr. Mukerjee was granted 6,116 PSUs, on August 20, 2019. Therefore, even though none of these shares were actually earned pursuant to these PSUs based on fiscal year 2020 results, had a change in control occurred at fiscal year-end and prior to performance determinations, Mr. Mukerjee would have earned an additional 6,116 shares in the aggregate, having a then current value of $34,250.

●	Upon a change in control, Mr. Mukerjee would be entitled to full vesting of all shares earned under all prior fiscal year PSU awards, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company (none as of March 29, 2020).

●	Upon a change in control, all shares earned to date under the restricted stock unit award granted to Mr. Mukerjee, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20, will vest. This represents 2,494 shares having a value of $13,966.

●	Upon a change in control, Mr. Mukerjee would be entitled to exercise the stock option granted to him upon commencement of his employment for up to 250,000 shares to the same extent as such options would have then otherwise been exercisable, except that, in the case of a termination of his employment by the Company without cause or by Mr. Mukerjee for good reason, or in the event an equivalent replacement option is not provided to him if the Company is not the survivor, in each case in connection with or within one year following a change in control, the unvested portion (250,000 shares as of March 29, 2020) of the option will accelerate and become fully exercisable. The total intrinsic value of the stock options held by Mr. Mukerjee that would then vest (with an exercise price of $11.52 per share, which is higher than $5.60, the closing price of our stock as reported by Nasdaq on March 27, 2020, the last trading day prior to the end of our fiscal year on March 29, 2020,), would be $0 if exercised upon acceleration following a change in control and termination of Mr. Mukerjee’s employment without cause or by him for good reason.

Except with regard to the outstanding options, PSU and RSU awards, in order for Mr. Mukerjee to receive the benefits discussed above related to a termination by the Company without cause or a resignation by Mr. Mukerjee for good reason and to a termination due to a change in control or a resignation for good reason following a change in control, Mr. Mukerjee is required to sign and deliver a release. Mr. Mukerjee would also be restricted from competing against the Company and from soliciting certain Company employees for approximately one year.

Messrs. Cawley, Rein, Spitulnik and Ms. Robinson

The termination or separation of the employment of Messrs. Cawley, Rein, and Spitulnik, and Ms. Robinson, are governed in part by similar but not identical Severance and Restrictive Covenant Agreements, dated as of April 26, 2019, February 2, 2009, May 27, 2014, and March 24, 2017, respectively. The discussion appearing below details the benefits and timing of payouts associated with each termination of employment noted in those agreements, and under the applicable PSU and RSU awards, stock options and other arrangements. In addition, each NEO is entitled to base salary and other compensation earned then to date but not yet paid. The discussion below is qualified in its entirety by the terms of the applicable Severance and Restrictive Covenant Agreement.

Termination by the Company without cause or resignation of the NEO for good reason.

●	For Mr. Rein, a severance payment of 1.65 times base salary, for Mr. Spitulnik and Ms. Robinson, a severance payment equal to 1.0 times base salary plus any accrued bonus for the fiscal year, and for Mr. Cawley, a severance payment equal to 0.5 times base salary plus any accrued bonus for the fiscal year. For Mr. Rein, this equals $569,250; for Mr. Spitulnik and Ms. Robinson, this equals $275,000 plus accrued bonus (none at March 29, 2020); for Mr. Cawley this equals $137,500 plus accrued bonus (none at March 29, 2020). Messrs. Rein and Spitulnik’s and Ms. Robinson’s severance payments would be paid in twelve consecutive equal monthly installments. Mr. Cawley’s severance payments would be paid in six consecutive equal monthly installments.

●	If the NEO elects continuation health insurance coverage under COBRA, the NEO would pay the then-current portion of the cost of such coverage that would be payable by the Company’s similarly situated active employees and the Company shall pay the balance of coverage for approximately 1 year.

●	Full vesting of all shares earned under all fiscal year 2020 and earlier PSU awards, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company. Each NEO, except for Mr. Cawley, has 4,218 shares having a value of $23,621 for each. Mr. Cawley has 3,749 shares having a value of $20,994.

●	Vesting of all shares earned to date under each NEO’s RSU award, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20. This represents 4,419 shares having a value of $24,746 for each of Mr. Spitulnik and Ms. Robinson, and for Messrs. Cawley and Rein, 2,525 shares having a value of $14,140.

●	The NEO is entitled to exercise stock options to the same extent that such options would have been exercisable on the termination date for a period of three months thereafter (but in no event later than the option expiration date). For Mr. Rein this means stock options exercisable for 62,000 shares, for Mr. Spitulnik, stock options exercisable for 62,917 shares, for Mr. Cawley, stock options exercisable for 10,083 shares, and for Ms. Robinson, stock options exercisable for 33,917 shares of our common stock. Since the exercise price of all outstanding stock options is more than $5.60, the closing price of our stock as reported by Nasdaq on March 27, 2020, the last trading day of our fiscal year, there would have been no intrinsic value for these stock options as of March 29, 2020.

Termination due to the NEO’s death or disability.

●	Full vesting of all shares earned under all fiscal 2020 and earlier PSU awards, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company. Each NEO, except for Mr. Cawley, has 4,218 shares having a value of $23,621 for each. Mr. Cawley has 3,749 shares having a value of $20,994.

●	Vesting of all shares earned to date under each NEO’s RSUs, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20. This represents 4,419 shares having a value of $24,746 for each of Mr. Spitulnik and Ms. Robinson, and for Messrs. Cawley and Rein, 2,525 shares having a value of $14,140.

●	For Messrs. Cawley, Spitulnik and Ms. Robinson, any accrued bonus for the fiscal year, which was equal to $0.

●	In the event of the NEO’s death, the NEO’s designated beneficiary will receive $500,000 in life insurance benefits.

●	Disability benefits under a supplemental disability policy cover each NEO until they reach age 65 at an amount equal to their current base salary plus the average of the previous 2 years variable income.

The NEO is entitled to exercise stock options to the same extent that such options would have been exercisable on the termination date for a period of three months thereafter (but in no event later than the option expiration date). For Mr. Rein this means stock options exercisable for 62,000 shares, for Mr. Spitulnik, stock options exercisable for 62,917 shares, for Mr. Cawley, stock options exercisable for 10,083 shares, and for Ms. Robinson, stock options exercisable for 33,917 shares of our common stock. Since the exercise price of all outstanding stock options is more than $5.60, the closing price of our stock as reported by Nasdaq on March 27, 2020, the last trading day prior to the end of our fiscal year on March 29, 2020, there would have been no intrinsic value for these stock options as of March 29, 2020.

Upon a Change in Control.

●	If the employment of Messrs. Cawley, Rein or Spitulnik, or Ms. Robinson, is terminated by the Company without cause or by the executive upon resignation for good reason, or upon death or disability, in either case following a change in control, each is entitled to be paid the same cash amounts, and entitled to continued COBRA benefits, as are described above as payable or available upon termination without cause or for good reason. All severance payments would be paid in consecutive equal monthly installments.

●	Upon a change in control, PSUs related to the 2019 fiscal year would become earned as though earnings per share equals the Target earnings per share as specified in applicable PSU agreement, and the NEO’s individual performance factor is assumed to be 100%. These PSUs would vest immediately. Each NEO was granted 2,500 PSUs, on May 10, 2019. Therefore, even though none of these shares were actually earned pursuant to these PSUs based on fiscal year 2020 results, had a change in control occurred at fiscal year-end and prior to performance determinations, and without regard to their continued employment, each of Messrs. Cawley, Rein, and Spitulnik, and Ms. Robinson, would have earned an additional 2,500 shares for each, having a current value of $14,000 for each.

●	Upon a change in control all shares earned under all prior fiscal year PSU awards (fiscal year 2019, 2018 and 2017, as applicable) will vest, without regard to the otherwise applicable requirement of continued employment by or affiliation with the Company. Each NEO, except for Mr. Cawley, has 4,218 shares having a value of $23,621 for each. Mr. Cawley has 3,749 shares having a value of $20,994.

●	Upon a change in control, all shares earned to date under each NEO’s RSUs, calculated on the basis of the amount of dividends declared and paid since the grant of the RSUs divided by $3.20, will vest. This represents 4,419 shares having a value of $24,746 for each of Mr. Spitulnik and Ms. Robinson, and for Messrs. Cawley and Rein, 2,525 shares having a value of $14,140.

●	Upon a change in control, all outstanding stock options held by the respective NEOs would vest and become exercisable. For Mr. Rein, this means that the unvested portion (17,000 shares) of stock options for 17,000 shares of common stock with an exercise price of $18.03 per share, the unvested portion (2,917 shares) of stock options for 20,000 shares of common stock with an exercise price of $12.05 per share, the unvested portion (8,750 shares) of stock options for 30,000 shares of common stock with an exercise price of $14.75 per share, and the unvested portion (4,333 shares) of stock options for 8,000 shares of common stock an exercise price of $17.55 per shares would vest. For Mr. Spitulnik, this means that the unvested portion (25,000 shares) of stock options for 25,000 shares of common stock with an exercise price of $18.03 per share, the unvested portion (2,917 shares) of stock options for 20,000 shares of common stock with an exercise price of $12.05 per share, the unvested portion (8,750 shares) of stock options for 30,000 shares of common stock with an exercise price of $14.75 per share, and the unvested portion (5,417 shares) of stock options for 10,000 shares of common stock with an exercise price of $17.55 per shares would vest. For Ms. Robinson, the unvested portion (1,458 shares) of stock options for 10,000 shares of common stock with an exercise price of $12.05, the unvested portion (4,875 shares) of stock options for 9,000 shares of common stock with an exercise price of $17.55, and the unvested portion (8,750 shares) of stock options for 30,000 shares of common stock with an exercise price of $14.75 per share, and the unvested portion (17,000 shares) of stock options for 17,000 shares of common stock with an exercise price of $18.03 per share would vest. For Mr. Cawley, the unvested portion (3,125 shares) of stock options for 10,000 shares of common stock with an exercise price of $13.35, the unvested portion (3,792 shares) of stock options for 7,000 shares of common stock with an exercise price of $17.55, and the unvested portion (17,000 shares) of stock options for 17,000 shares of common stock with an exercise price of $18.03 per share. Since the exercise price of all outstanding stock options is more than $5.60, the closing price of our stock as reported by Nasdaq on March 27, 2020, the last trading day prior to the end of our fiscal year on March 29, 2020, there would have been no intrinsic value for these stock options as of March 29, 2020.

Resignation without good reason, termination by the Company for cause or retirement.

●	For Messrs. Cawley and Spitulnik and Ms. Robinson, any accrued bonus for the fiscal year, which was equal to $0.

●	The NEO would not otherwise be entitled to any incremental value transfer. Additionally, the NEO would not be entitled to receive any shares under outstanding PSUs, including earned but non-vested shares, and all stock options would terminate.

Except with regard to the outstanding options, PSU and RSU awards, in order for the NEO to receive the benefits discussed above related to a termination by the Company without cause or a resignation by the NEO for good reason and to a termination due to a change in control or a resignation for good reason following a change in control, the NEO is required to sign and deliver a release to the Company releasing the Company from all claims. The NEO would also be restricted from competing against the Company and from soliciting certain Company employees for approximately one year.

CEO Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a final rule requiring annual disclosure of the ratio of the median employee’s annual compensation to the annual compensation of the CEO. As required, we are including this disclosure beginning with this Consent Revocation Statement.

The median employee was identified from all full-time and part-time employees (including seasonal and temporary employees), excluding the CEO, who were employed by the Company on March 29, 2020. We selected March 29, 2020, which is within the last three months of fiscal year 2020, as the date upon which we would identify the median employee.

The median employee compensation was determined using total cash compensation, consisting of base salary, overtime pay and cash bonus. Compensation was measured over the previous 12-month period. We do not broadly provide equity compensation to our employees, so excluding equity did not affect the median employee identification. Wages were annualized for our employees who did not work the entire calendar year.

Mr. Mukerjee, who was serving as the CEO on March 29, 2020, had 2020 annual total compensation of $1,379,676 as reflected in the Summary Compensation Table included in this Consent Revocation Statement. The median employee’s annual total compensation for 2020 that would be reportable in the Summary Compensation Table was $54,590. As a result, the CEO pay ratio is 25:1.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised solely of directors who are “independent” within the meaning of the United States Securities and Exchange Commission rules and Nasdaq Rules 5605(a)(2) and 5605(c)(2). The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our Website (www.tessco.com) under the heading “Investors.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing the Company’s financial statements, internal control over financial reporting and disclosure and audit matters. The Audit Committee also monitors the activities and performance of the Company’s external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young LLP. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval, related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the Chairman then communicates such pre-approvals to the full Audit Committee. The table below shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal years 2020 and 2019:

	2020	2019
Audit Fees(1)	$565,725	$424,000
Audit-Related Fees(2)	—	9,000
Tax Fees	—	—
All other fees	—	—
Total	$565,725	$433,000

(1)	Audit services of Ernst & Young LLP for fiscal years 2020 and 2019 consisted of quarterly reviews and the annual audit of the consolidated financial statements of the Company, and advisory services on technical issues related to the audit.

(2)	For 2019, accounting consultation related to the implementation of the new lease accounting standard effective for fiscal year 2019.

The Audit Committee meets each quarter with Ernst & Young LLP and management to review the Company’s interim financial results before the publication of our quarterly earnings press releases. The Audit Committee also meets at other times throughout the year as needed. During fiscal year 2020, the Audit Committee met five times. Management’s and the independent registered public accounting firm’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent firm. In addition, the Audit Committee generally oversees internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Company team members, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended March 29, 2020 with management and the Company’s independent registered public accounting firm (Ernst & Young LLP); (ii) discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the PCAOB; (iii) reviewed the written disclosures and letters from Ernst & Young LLP as required by the rules of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and (iv) discussed with Ernst & Young LLP their independence from the Company.

The Company’s independent registered public accounting firm for fiscal year ended March 29, 2020, Ernst & Young LLP, also provided the Audit Committee with the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence” and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Following the Audit Committee’s discussions with management and the independent auditor, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2020.

Respectfully,

Morton F. Zifferer, Jr. (Chair)
Jay G. Baitler
Dennis J. Shaughnessy

As of [●], 2020

OTHER INFORMATION RELATING TO OUR DIRECTORS AND EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS

Compensation Committee Interlocks and Insider Participation

There are no “interlocks” (as defined by the rules of the Securities and Exchange Commission (the “SEC”) with respect to any member of the Compensation Committee of the Board of Directors, which is currently comprised of Messrs. Beletic, Baitler, Shaughnessy and Zifferer, and the Compensation Committee consists entirely of independent, non-employee directors who have never been employees of the Company. None of the members of the Compensation Committee had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. No executive officer of the Company during fiscal year 2020 served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, or as a director of another entity, where one of the other entity’s executive officers served on the Compensation Committee of the Company or as a director of the Company.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our team members, including all of our officers and directors, and particularly our Chief Executive Officer, Chief Financial Officer, principal accounting officer and other persons performing similar functions. This code is available on our Website (www.tessco.com) under the heading “Investors.” We will promptly disclose on our Website any amendments to, and waivers from, our code of business conduct and ethics, if and when required.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers on the basis of information obtained from them and from the Company’s records. Based on information available to us during fiscal year 2020, we believe that all applicable Section 16(a) filing requirements were met, except for one late Form 3 and one late Form 4 filing for Mr. Cawley.

Certain Relationships and Related Transactions

Our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions. While the Company currently does not have a written policy regarding the review, approval or ratification of related party transactions, the Board and the Audit Committee look to the rules of Nasdaq and of the SEC to determine what transactions may be considered to be of concern and apply these rules as the standard to determine whether a transaction or relationship would be permitted. Detailed questions are posed annually to the executive officers of the Company and to all members of the Board which require disclosure of any relationship or transaction that may be a related party transaction. These questionnaire responses are reviewed by management and disclosures are analyzed and reported to the entire Board. Potential issues are investigated. Related person transactions, if any, would be reviewed for the determination made by the Board annually that certain members of the Board are independent.

We did not pay any material underwriting discounts or commissions to a related person serving as a principal underwriter.

Shareholder Proposals for the 2021 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2021 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary, at the address set forth on the first page of this Consent Revocation Statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than the close of business on February 12, 2021, unless the date of our annual meeting in 2021 (“2021 Annual Meeting”) is changed by more than thirty days from the date of our 2020 Annual Meeting.

In addition, under our bylaws, any shareholder who intends to nominate a candidate for election to our Board, or to propose business, at an annual meeting must give notice to our Corporate Secretary, at the address set forth on the first page of this Consent Revocation Statement, no less than 120 days prior to the anniversary of the date of the mailing of the prior year proxy statement (or 90 days in the case of a shareholder notice of business to be brought before the meeting but not sought to be included in the Company’s proxy statement) unless the date of the meeting is changed by more than thirty (30) days from the date of the prior year’s annual meeting, in which case, to be timely, notice must be delivered no less than ninety (90) days prior to the newly announced date that the Company will mail its proxy statement. Our bylaws also specify information regarding the business to be brought before the meeting and the shareholder proposing such business, and information regarding the nominee, that must be provided in or together with the notice in order for it to be considered properly given. Accordingly, if a shareholder intends to nominate a director for election at the 2021 Annual Meeting, or if a shareholder desires to bring business before the 2021 Annual Meeting which is also to be included in our proxy statement for that meeting, notice from the shareholder so providing must be received by the Corporate Secretary at the address set forth on the first page of this Consent Revocation Statement by no later than February 12, 2021, unless the date of the meeting is changed by more than thirty (30) days from the date of the 2020 Annual Meeting. We will not entertain any nominations or business at an annual meeting that do not meet the requirements set forth in our bylaws. We also reserve the right to omit from our proxy statement any shareholder proposal or business that we are not required to include under the Exchange Act, including Rule 14a-8, or otherwise. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such matter or nomination.

Available Information

The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 100 F Street, NE, Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330, or by way of the SEC’s Internet address, (www.sec.gov).

The Company will provide without charge to each shareholder, upon the written request of such person, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the SEC for the fiscal year ended March 29, 2020. Written requests for a copy of the Company’s Annual Report on Form 10-K should be directed to Aric M. Spitulnik, Corporate Secretary, 11126 McCormick Road, Hunt Valley, Maryland 21031.

APPRAISAL RIGHTS

Our shareholders are not entitled to appraisal or similar rights of dissenters in connection with the Barnhill Proposals or this Consent Revocation Statement.

OTHER MATTERS

The only matters for which the participants intend to solicit revocations of consents are set forth in this Consent Revocation Statement. However, if consents are solicited by Barnhill or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its shareholders to solicit revocations of consents with respect to such additional matters.

FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement contains forward-looking information about Tessco within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, the belief that any corporate action taken must be for the benefit of all Company shareholders and must be rooted in a strong understanding of the wireless infrastructure and mobile device accessories industry, Tessco’s business and its important milestones ahead, beliefs about Tessco’s strategy and long-term value creation, beliefs about Tessco’s strategic plan and implementation thereof, beliefs about Tessco’s financial profile and its Board and expectations as to and beliefs about the consent solicitation are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the impact and results of the consent solicitation and other activism activities by Barnhill and/or other activist investors; as well as those risks identified in Tessco’s filings with the SEC, including its Annual Report on Form 10-K for the year ended March 29, 2020, its Quarterly Report on Form 10-Q for the quarter ended June 28, 2020 and subsequent filings with the SEC which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect Tessco’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on Tessco’s stock price. Tessco cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Tessco disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

HOUSEHOLDING OF CONSENT REVOCATION STATEMENT

The Company will not provide householding in connection with this solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file without charge through the SEC website at www.sec.gov, on our website at https://ir.tessco.com/overview/default.aspx or upon written request to our principal executive offices at TESSCO Technologies Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031, Attention: Investor Relations.

APPENDIX A —CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS SOLICITATION

Under applicable SEC rules and regulations, members of the Board and certain officers and employees of the Company are “participants” with respect to the Company’s solicitation of revocations of consents in connection with the Barnhill Proposals. The following sets forth certain information about such participants.

Directors

For information on the names and principal occupations and occupations over the previous five years, to the extent applicable, of the directors of the Company, please see “Information about the Current Directors of the Company” on page [●] of this Consent Revocation Statement. Other than as set forth in this Appendix A or elsewhere in this Consent Revocation Statement, the business address for the Company’s directors is c/o TESSCO Technologies Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031.

Officers and Employees

The officers and employees of the Company who are participants are Sandip Mukerjee, Aric Spitulnik, Joseph M. Cawley, Jr., Douglas A. Rein and Elizabeth S. Robinson. For information on Mr. Mukerjee, please see “Information about the Current Directors of the Company” on page [●] of this Consent Revocation Statement. For information on Mr. Spitulnik, Mr. Cawley, Jr., Mr. Rein and Ms. S. Robinson, please see “Information about the Current Executive Officers of the Company” on page [●] of this Consent Revocation Statement. The business address for the Company’s officers and employees is c/o TESSCO Technologies Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031.

Information Regarding Ownership of the Company’s Securities by Participants

For the number of the Company’s securities beneficially owned by directors and named executive officers of the Company, including Mr. Mukerjee and Mr. Spitulnik, as of [●], 2020, please see “Security Ownership of Certain Beneficial Owners and Management” on page [●] of this Consent Revocation Statement.

A-1

Information Regarding Transactions in the Company’s Securities by Participants

None of the participants have made any purchases or sales of the Company’s securities within the past two years.

Other Proceedings

There are no material proceedings to which the participants or any of their associates is a party or has a material interest adverse to the Company.

Miscellaneous Information Concerning Participants

Other than as set forth in this Appendix A or elsewhere in this Consent Revocation Statement and based on the information provided by each Participant, no Participant or associate of any Participant (1) beneficially owns, directly or indirectly, or owns of record but not beneficially, any shares of common stock or other securities of the Company or any parent or subsidiary of the Company; (2) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon with regard to the Company’s solicitation of revocations of consents in connection with the Barnhill Proposals other than an interest, if any, as a shareholder of the Company; or (3) has purchased or sold any securities of the Company within the past two years. In addition, neither the Company nor any of the participant listed above is now or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of consents.

Other than as set forth in this Appendix A or elsewhere in this Consent Revocation Statement and based on the information provided by each Participant, none of the Company, the participant or any associates of the participant have or will have (1) any arrangements or understandings with any person with respect to any future employment by the Company or any of its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party or (2) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

A-2

▼ TO REVOKE YOUR CONSENT BY MAIL PLEASE DETACH CONSENT REVOCATION CARD HERE AND SIGN. DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED ▼

F O R M O F G R E E N C O N S E N T R E V O C A T I O N C A R D

PRELIMINARY COPY DATED OCTOBER 2, 2020 – SUBJECT TO COMPLETION

CONSENT REVOCATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
TESSCO TECHNOLOGIES INCORPORATED

The undersigned, a record holder of common stock, par value $0.01 per share (“TESSCO Common Stock”), of TESSCO Technologies Incorporated (the “Company”), acting with respect to all shares of TESSCO Common Stock held by the undersigned at the close of business on [ ], 2020, hereby acts as follows concerning the solicitation of written consents by Robert B. Barnhill, Jr. and certain of his affiliates (“Barnhill”) to take the following actions without a meeting of the stockholders of the Company.

If this Consent Revocation Card is signed and returned, it will be voted in accordance with your instructions. **If no direction is made with respect to any proposal or all proposals, by signing and dating this Consent Revocation Card, the undersigned will be treated as having revoked its consent with respect to each proposal where no instruction was given in accordance with the recommendations of the Board of Directors of the Company (the “Board”), except that the undersigned will not be deemed to have revoked its consent to the removal of any director, or the election of any director, whose name is written in the space provided.**

THE BOARD URGES YOU TO MARK “REVOKE MY CONSENT” ON ALL BARNHILL PROPOSALS SET FORTH HEREIN.

PLEASE REVOKE YOUR CONSENT TODAY BY SIGNING, DATING AND RETURNING
THIS CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

▼ TO REVOKE YOUR CONSENT BY MAIL PLEASE DETACH CONSENT REVOCATION CARD HERE AND SIGN. DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED ▼

X **PLEASE MARK CONSENT REVOCATION AS IN THIS EXAMPLE**

The Board recommends that you mark "REVOKE MY CONSENT" to each Barnhill Proposal below:

Barnhill Proposal 1 – To remove without cause the following five members of the Board: John D. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer (and, in addition, any person elected, appointed or designated by the Board to fill any vacancy or newly created directorship since [•] and prior to the time that any of the actions proposed to be taken by the Barnhill Proposal become effective).

☐ **REVOKE MY CONSENT** ☐ **DO NOT REVOKE MY CONSENT** ☐ **ABSTAIN**

INSTRUCTIONS: To revoke your consent, not revoke your consent or abstain consenting to the removal of all the persons named in Barnhill Proposal 1, check the appropriate box above. If you wish to revoke your consent to the removal of certain of the persons named in Barnhill Proposal 1, but not all of them check the "revoke my consent" box above and write the name of each such person for whom you do not wish to revoke your consent in the space provided below.

Barnhill Proposal 2 – To elect Barnhill's slate of four director nominees — Emily Kellum (Kelly) Boss, J. Timothy Bryan, John W. Diercksen and Kathleen McLean (each, a "Nominee" and collectively, the "Nominees") — as directors to fill the vacancies resulting from Barnhill Proposal 1 as directors and hold office until the annual meeting of shareholders to be held in 2021 and until their successors are duly elected and qualified.

☐ **REVOKE MY CONSENT** ☐ **DO NOT REVOKE MY CONSENT** ☐ **ABSTAIN**

INSTRUCTION: To revoke your consent, not revoke your consent or abstain from consenting to the election of all the persons named in Barnhill Proposal 2, check the appropriate box above. If you wish to revoke your consent to the election of certain of the above-named persons, but not all of them, check the "revoke my consent" box above and write the name of each such person for whom you do not wish to revoke your consent in the space provided below.

☐ **REVOKE MY CONSENT** ☐ **DO NOT REVOKE MY CONSENT** ☐ **ABSTAIN**

☐ **REVOKE MY CONSENT** ☐ **DO NOT REVOKE MY CONSENT** ☐ **ABSTAIN**

Dated:________________________, 2020

____

Signature (Capacity)

____

Signature (If Jointly Held) (Capacity/Title)

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners must each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and give full title as such.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS CONSENT REVOCATION IN THE POSTAGE-PAID ENVELOPE PROVIDED.